Exhibit 10.11

AMENDED AND RESTATED LOAN AGREEMENT

By and Between

GALLATIN COUNTY, MONTANA

And

BRIDGER AEROSPACE GROUP, LLC, A DELAWARE LIMITED LIABILITY COMPANY;

BRIDGER AIR TANKER, LLC, A MONTANA LIMITED LIABILITY COMPANY;

BRIDGER AIR TANKER 3, LLC, A MONTANA LIMITED LIABILITY COMPANY;

BRIDGER AIR TANKER 4, LLC, A MONTANA LIMITED LIABILITY COMPANY;

BRIDGER AIR TANKER 5, LLC, A MONTANA LIMITED LIABILITY COMPANY;

BRIDGER AIR TANKER 6, LLC, A MONTANA LIMITED LIABILITY COMPANY;

BRIDGER AIR TANKER 7, LLC, A MONTANA LIMITED LIABILITY COMPANY;

BRIDGER AIR TANKER 8, LLC, A MONTANA LIMITED LIABILITY COMPANY;

BRIDGER SOLUTIONS INTERNATIONAL 1, LLC, A MONTANA LIMITED LIABILITY

COMPANY; and BRIDGER SOLUTIONS INTERNATIONAL 2, LLC, A MONTANA

LIMITED LIABILITY COMPANY, AS CO-BORROWERS

$135,000,000

Gallatin County, Montana

Industrial Development Revenue and Revenue Refunding Bonds

(Bridger Aerospace Group Project)

Series 2022 (Taxable) (Sustainability Bonds)

Dated as of July 1, 2022

Certain rights of Gallatin County, Montana hereunder have been assigned to U.S. Bank Trust Company, National Association, as trustee and not in its individual capacity (the “Trustee”) under an Amended and Restated Trust Indenture, dated as of July 1, 2022, by and between Gallatin County, Montana and the Trustee.

TABLE OF CONTENTS

		Page
ARTICLE 1
DEFINITIONS

ARTICLE 2
REPRESENTATIONS

Section 2.1.	Representations by the County	17
Section 2.2.	Borrower Entities	18
Section 2.3.	Representations by the Borrower	20

ARTICLE 3
TERM OF THE AGREEMENT

ARTICLE 4
ISSUANCE OF THE SERIES 2022 BONDS

Section 4.1.	Agreement To Issue Series 2022 Bonds; Application of Bond Proceeds and Other Money	24
Section 4.2.	Disbursements	25
Section 4.3.	Obligation of the Borrower To Cooperate in Furnishing Documents to Trustee	26
Section 4.4.	Investment of Money	26

ARTICLE 5
PROVISIONS FOR PAYMENT

Section 5.1.	Loan Payments and Other Amounts Payable	26
Section 5.2.	Payees of Payments	27
Section 5.3.	Obligations of Borrower Hereunder Unconditional	27

ARTICLE 6
MAINTENANCE, TAXES AND INSURANCE

Section 6.1.	Maintenance and Modifications of the Collateral Property by the Borrower	28
Section 6.2.	Taxes, Other Governmental Charges and Utility Charges	28
Section 6.3.	Insurance Required	29
Section 6.4.	Application of Net Proceeds of Insurance	30
Section 6.5.	Advances by Trustee	30

ARTICLE 7
DAMAGE, DESTRUCTION AND CONDEMNATION

Section 7.1.	Damage and Destruction	31
Section 7.2.	Condemnation	31
Section 7.3.	Borrowers Entitled to Certain Net Proceeds	32
Section 7.4.	No Change in Loan Payments	33
Section 7.5.	Investment of Net Proceeds	33

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This Amended and Restated Loan Agreement, dated as of July 1, 2022 (this “Agreement”), is by and between Gallatin County, Montana, a county and political subdivision of the State of Montana (the “County”), and Bridger Aerospace Group, LLC, a Delaware limited liability company (“BAG” or the “Borrower Representative”); Bridger Air Tanker, LLC, a Montana limited liability company (“BAT”); Bridger Air Tanker 3, LLC, a Montana limited liability company (“BAT 3”); Bridger Air Tanker 4, LLC, a Montana limited liability company (“BAT 4”); Bridger Air Tanker 5, LLC, a Montana limited liability company (“BAT 5”); Bridger Air Tanker 6, LLC, a Montana limited liability company (“BAT 6”); Bridger Air Tanker 7, LLC, a Montana limited liability company (“BAT 7”); Bridger Air Tanker 8, LLC, a Montana limited liability company (“BAT 8”) Bridger Solutions International 1, LLC, a Montana limited liability company (“BSI 1”) and Bridger Solutions International 2, LLC, a Montana limited liability company (“BSI 2”) (BAG, BAT, BAT 3, BAT 4, BAT 5, BAT 6, BAT 7, BAT 8, BSI 1 and BSI 2 are referred to herein individually and collectively as the “Borrower”).

W I T N E S S E T H :

WHEREAS, the County is a legally and regularly created, established, organized and existing county and political subdivision of the State of Montana (the “State”);

WHEREAS, the County is authorized by Title 90, Chapter 5, Part 1, Montana Code Annotated, as amended (the “Act”), to carry out the public purposes described in the Act by financing or refinancing one or more “projects” (as defined in MCA 90-5-101(10)) (which includes any land, building or other improvement and all real or personal property, whether or not in existence suitable for use for commercial, manufacturing, agricultural or industrial enterprises (as contemplated by the Act) by issuing its revenue bonds to carry out such financing or refinancing and by pledging revenues from such projects as security for the payment of the principal of, premium, if any, and interest on any such revenue bonds and by entering into any agreements made in connection therewith, for the benefit of the inhabitants of the County;

WHEREAS, the Borrower Representative, BAT 3, BAT 4, BAT 5, BSI 1, and Bridger Aviation Services, LLC, a Delaware limited liability company (collectively, the “Original Borrower Group”) have previously proposed that the County issue its $160,000,000 in maximum principal amount Industrial Development Revenue Bonds (Bridger Aerospace Group Project), in one or more series (the “Bonds”) and loan the proceeds of the Bonds to the Original Borrower Group in order to assist the Original Borrower Group with the financing of the costs of: (a) constructing and equipping two airplane hangars to be located at Gallatin Field in the County; (b) acquiring five firefighting aircraft to be stored, maintained and serviced at such new hangars; (c) refinancing certain loans in connection with two firefighting aircraft owned and operated by the Original Borrower Group or its subsidiaries; (d) acquiring additional capital improvements to further the Original Borrower Group’s provision of aerial wildfire solutions; (e) funding a debt service reserve; (f) funding capitalized interest for a period not exceeding six months after completion of construction of such new hangars (collectively, the “Project”); and (g) certain issuance costs in connection with the Bonds;

WHEREAS, the County has previously issued the initial series of the Bonds in the original principal amount of $7,330,000, designated as the County’s Industrial Development Revenue Bonds (Bridger Aerospace Group Project), Series 2021 (Federally Taxable) (the “Series 2021 Bonds”), pursuant to and secured by the Indenture (as defined herein) and loaned the proceeds of the Series 2021 Bonds to the Original Borrower Group pursuant to a Loan Agreement, dated as of February 1, 2021, by and between the County and the Original Borrower Group (the “Original Agreement”), in order to assist the Original Borrower Group with the financing of a portion of the costs of the Project consisting of: (a) the construction and equipping an airplane hangar to be located at Gallatin Field (Bozeman Yellowstone International Airport (BZN)) in Belgrade, Montana) (“Hangar 3”); (b) funding a debt service reserve; and (c) paying certain issuance costs in connection with the Series 2021 Bonds;

WHEREAS, the County shall issue the second series of the Bonds, designated as the County’s Industrial Development Revenue and Revenue Refunding Bonds (Bridger Aerospace Group Project), Series 2022 (Taxable) (Sustainability Bonds) (the “Series 2022 Bonds”), which will be issued in the original principal amount of $135,000,000, pursuant to and secured by the Indenture, and loan the proceeds of the Series 2022 Bonds to the Borrower in order to (a) redeem the 2021 Bonds in whole at a redemption price equal to 103% of the principal amount of each Series 2021 Bond redeemed and accrued interest to the redemption date; (b) assist the Borrower with financing and refinancing the costs of: (1) constructing and equipping Hangar 3 and a new airplane hangar (“Hangar 4” and together with Hangar 3, the “Financed Hangars”) to be located at Gallatin Field (Bozeman Yellowstone International Airport (BZN), in Belgrade, Montana, in the County; (2) the acquisition price and finance deposits for new Superscooper firefighting aircraft; (3) financing assets and related working capital previously acquired with equity; (4) refinancing of collateralized financings to facilitate the capital expenditures referenced in (1) through (3); and (5) acquiring additional capital improvements to further the Borrower’s provision of aerial wildfire solutions (the improvements listed in (b)(1) through (5) being collectively the “Taxable Series 2022 Improvements” and the property and facilities in (b)(1) through (5) being collectively the “Financed Property”); (c) fund a debt service reserve; and (d) pay certain issuance costs in connection with the Series 2022 Bonds (the “Taxable Series 2022 Project”);

WHEREAS, upon the issuance of the Series 2022 Bonds, the Series 2021 Bonds shall be redeemed by the County in whole at a redemption price equal to 103% of the principal amount of each Series 2021 Bond redeemed plus accrued interest to the redemption date, and shall no longer be Outstanding;

WHEREAS, pursuant to Section 12.05 of the Original Agreement, the Original Agreement may not be amended, changed, modified, altered or terminated without the written consent of the Trustee (as defined herein) under the Indenture. The Borrower and the County have determined to amend and restate the Original Agreement, with the consent of the Trustee, upon the terms set forth herein and to enter into this Agreement in order for the County to make a loan to the Borrower pursuant to this Agreement in connection with each series of the Bonds, to finance the costs of the Project (individually and collectively, the “Loan”), with the Loan in connection with the Series 2022 Bonds referred to herein as the “Series 2022 Loan”; and

WHEREAS, the County proposes to loan to the Borrower and the Borrower desires to borrow from the County funds to finance the costs of the Taxable Series 2022 Project upon the terms and conditions hereinafter in this Agreement set forth;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto formally covenant, agree and bind themselves as follows:

ARTICLE 12

DEFINITIONS

All terms defined in Article 1 of the Indenture shall have the same meaning in this Loan Agreement. In addition, the following terms, except where the context indicates otherwise, shall have the respective meanings set forth below:

“Account Control Agreement ” means for any series of the Bonds other than the Series 2022 Bonds, any blocked account control agreement, among the Trustee, the Borrower Representative and a depository bank, in connection with such series of the Bonds; and for the Series 2022 Bonds, means the Amended and Restated Deposit Account Control Agreement, dated as of July 1, 2022, among the Trustee, the Borrower Representative, and Rocky Mountain Bank, as depository bank for the Borrowers, as amended and supplemented from time to time.

“Accountant” means any independent public accounting firm licensed to practice in the State of Montana (which may be the firm of accountants who regularly audit the books and accounts of the Borrower) from time to time selected by the Borrower.

“Act” means Title 90-Chapter 5-Part 1, Montana Code Annotated, as amended.

“Additional Parity Indebtedness” means any other Indebtedness incurred in accordance with this Agreement (other than the Series 2022 Loan) secured on a parity with the obligations of the Borrower under this Agreement (except that other than owners of any Series 2022B Bonds, the owners of such Indebtedness shall have no interest in the Funds and other accounts created in the Indenture or in this Agreement and shall have no interest in money provided by any credit enhancement device for the Bonds).

“Additional Payments” means the payments required under Section 5.01 that are not Loan Payments.

“Agreement” means this Amended and Restated Loan Agreement and any amendments and supplements hereto made in conformity with the requirements hereof and of the Indenture.

“Aircraft” means, collectively, the airplanes currently owned by the Borrowers or to be financed or refinanced with proceeds of the Bonds, and other Superscooper firefighting aircraft acquired by a Borrower following the issuance of the Series 2022 Bonds.

“Aircraft Contracts” means, collectively any lease or other agreement between a Borrower (including the Ground Lease) and any other Person relating to the use, operation and maintenance of the Aircraft, whether in addition to or replacement of the Aircraft Contracts in effect in on the applicable Date of Issuance.

“Aircraft Security Agreement” means any Aircraft Security Agreement, from the applicable Borrower to the Trustee and a related Irrevocable De-Registration and Export Request Authorization, Irrevocable Power of Attorney in Fact (Aircraft Registration), substantially in the form attached hereto as Exhibit B, and any other instrument required by the Trustee, or other security agreement in connection with any Aircraft included in the Taxable Series 2022 Improvements or pledged as collateral for the Borrowers’ obligations under this Agreement.

“Annual Debt Service Requirement” means the Debt Service Requirement for any Fiscal Year.

“Authorized Representative” or “Authorized Officer” means, in the case of the County, the Chairman of the Gallatin County Commission, and any other officers or representatives of the County authorized by the Gallatin County Commission to perform the act or sign the document in question, or in the case of the Borrower, the Chief Executive Officer, the Chief Operating Officer or the Chief Legal Officer of BAG, or in the case of BAG Holdings, its chief executive officer, chief operating office or chief legal officer, and, when used with reference to the performance of any other act, the discharge of any other duty or the execution of any certificate or other document, any officer, employee or other person authorized to perform such act, discharge such duty or execute such certificate or other document.

“Balloon Indebtedness” means Long-Term Indebtedness, 25% or more of the principal of which (calculated as of the date of issuance) becomes due during any period of 12 consecutive months if such maturing principal amount is not required to be amortized below such percentage by mandatory redemption prior to such 12-month period, subject to adjustment as provided in the definition of “Maximum Annual Debt Service.”

“BAG Holdings” means Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company.

“BAG Holdings Account Control Agreement” means the Deposit Account Control Agreement, dated as of July 1, 2022, among the Trustee, BAG Holdings, and UBS Group AG, as depository bank for BAG Holdings, as amended and supplemented from time to time.

“BAG Holdings Guaranty” means the Guaranty Agreement, dated as of July 1, 2022, from BAG Holdings to the Trustee, as amended and supplemented from time to time.

“BAG Holdings Security Agreement” means the Limited Pledge and Security Agreement, dated as of July 1, 2022, between BAG Holdings and the Trustee, as amended and supplemented from time to time.

“Bond Interest Fund” means the Bond Interest Fund created in Section 3.02 of the Indenture.

“Bond Principal Fund” means the Bond Principal Fund created in Section 3.02 of the Indenture.

“Bonds” means the $160,000,000 in maximum principal amount of the County’s Industrial Development Revenue Bonds (Bridger Aerospace Group Project), in one or more series, to be authenticated and delivered under Section 2.07 of the Indenture, including the Series 2022 Bonds.

“Book Value” means, when used in connection with Property, Plant and Equipment or other Property of any Borrower, the Value of such property, net of accumulated depreciation, as it is carried on the books of such Borrower and in conformity with GAAP, and when used in connection with Property, Plant and Equipment or other Property of the Borrower, means the aggregate of the values so determined with respect to such Property of each Borrower determined in such a way that no portion of such Value of Property of any Borrower is included more than once.

“Capital Lease Obligations” of any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as prior to FASB ASU 2016-02, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as prior to FASB ASU 2016-02;

“Cash and Investments” or “Cash on Hand” means the sum of the following assets of a Borrowers: (a) unrestricted cash and cash equivalents; plus (b) liquid investments and unrestricted marketable securities (valued at the lower of cost or market) of the Borrowers and the accrued interest thereon.

“Certificate” or “Request” of the Borrower Representative, any Borrower, BAG Holdings or of the Trustee means, respectively, a written certificate, request, direction or other instrument signed by an Authorized Officer or in the name of the Trustee by an authorized officer. Any such instrument and supporting documentation, if any, may be combined in a single instrument with any other instrument, opinion or certificate and the two or more so combined shall be read and construed as a single instrument. Any such instrument may be based, insofar as it relates to legal, accounting or healthcare matters, upon a certificate, opinion, representation, report or judgment (as applicable) of counsel, an Accountant or Independent Consultant unless such Authorized Officer or authorized officer of the Trustee knows, or in the exercise of reasonable care should have known, that the certificate, opinion, representation, report or judgment (as applicable) upon which such instrument is based is erroneous. Any such certificate, opinion, representation, report or judgment (as applicable) made or given by an Accountant or an Independent Consultant, may be based, insofar as it relates to factual matters (with respect to which information is in the possession of the Borrower Representative, BAG Holdings or any Borrower) upon a Certificate or representation by an Authorized Officer unless such Accountant or Independent Consultant knows, or in the exercise of reasonable care should have known, that the Certificate or representation by such Authorized Officer, is erroneous. Each such instrument shall include the following statements:

(a) a statement that the Person making or giving such instrument has read the provisions of the Indenture and applicable Supplement as to the matters addressed in such instrument, including definitions;

(b) a brief reference to any external materials upon which the statements or opinions contained in such Certificate or opinion relies;

(c) as applicable, a statement as to whether, in the opinion of such Person, such conditions to the execution and delivery of such instrument have been satisfied; and

(d) be addressed to the Trustee and such other parties as are required or appropriate under the Indenture or this Agreement or any other Financing Document under any Indebtedness.

“Certificate of the Borrower Representative” means, with reference to the Borrower Representative or any Borrower, a Certificate.

“Collateral Property” means the Financed Property and any other Property pledged pursuant to the Financing Documents as collateral for the Borrowers’ obligations under this Agreement.

“Continuing Disclosure Agreement” for any series of the Bonds other than the Series 2022 Bonds, means any continuing disclosure agreement between the Borrower Representative, on behalf of itself and the other Borrowers, and a dissemination agent, and any amendments and supplements thereto, in connection with such series of the Bonds; and for the Series 2022 Bonds, means the Continuing Disclosure Agreement of even date herewith between the Borrower Representative and U.S. Bank Trust Company, National Association, as dissemination agent, and any amendments and supplements thereto.

“Controlled Account” means the deposit account that is pledged and secured by the BAG Holdings Security Agreement and the BAG Holdings Account Control Agreement.

“Controlling Member” means a Borrower designated by the Borrower Representative to establish and maintain control, directly or indirectly, of a designated affiliate, whether through the ownership of such Person’s voting securities, partnership interests, membership, reserved powers, the power to appoint such Person’s members, trustees or directors or otherwise.

“Costs ” means the sum total of all reasonable or necessary costs incidental to the Project which may be financed pursuant to the Act, including the fees and expenses of the Borrower.

“County” means Gallatin County, Montana, a county and political subdivision duly organized and existing under the laws of the State, or any public corporation succeeding to its rights and obligations under this Agreement.

“Debt Service Coverage Ratio” means for any fiscal period, the ratio of (i) Gross Revenues minus Operating Expenses, plus interest expense, depreciation expense and amortization expense, excluding extraordinary gains and losses, unrealized and realized gains and losses on investments and non-recurring accounting charges (to the extent such non- cash items are included in Gross Revenues or Operating Expenses), during such period, over (ii) Maximum Annual Debt Service.

“Debt Service Escrow” means an escrow account in which are deposited cash, Government Obligations or both, the principal and interest receipts in which are irrevocably required to be applied to the payment of all or a portion of principal, premium or interest on Outstanding Indebtedness.

“Debt Service Requirement” means for any period, the sum of interest expense (whether paid or accrued and including interest attributable to Capital Lease Obligations), scheduled principal payments on all Indebtedness, and capitalized lease expenditures, all due for such period, determined without duplication and accordance with GAAP.

“Deed of Trust” means for any series of the Bonds other than the Series 2022 Bonds, any trust indenture, security agreement, fixture financing statement and assignment of leases and rents executed by a Borrower or an affiliate of a Borrower, as grantor, in favor of a trustee, and the Trustee, as beneficiary, in connection with such series of the Bonds; and for the Series 2022 Bonds, means collectively, the Leasehold Trust Indenture, Security Agreement, Fixture Financing Statement and Assignment of Leases and Rents, dated as of July 1, 2022, executed by BSI 1, as grantor, in favor of Stewart Title of Southwestern Montana, LLC, as trustee, and the Trustee, as beneficiary, (the “Hangar 3 Deed of Trust”) and the Leasehold Trust Indenture, Security Agreement, Fixture Financing Statement and Assignment of Leases and Rents, dated as of July 1, 2022, executed by BSI 2, as grantor, in favor of Stewart Title of Southwestern Montana, LLC, as trustee, and the Trustee, as beneficiary, (the “Hangar 4 Deed of Trust”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code.

“Event of Default” means those defaults specified in Section 8.01 of the Indenture.

“FAA” means the Federal Aviation Administration of the United States Department of Transportation.

“Fair Market Value” means, when used in connection with Property, the fair market value of such Property as determined by either:

(a) an appraisal of the portion of such Property that is real property made within five years of the date of determination by a “Member of the Appraisal Institute” and by an appraisal of the portion of such Property that is not real property made within five years of the date of determination by any expert qualified in relation to the subject matter, provided that any such appraisal shall be performed by an Independent Consultant, adjusted for the period, not in excess of five years, from the date of the last such appraisal for changes in the implicit price deflator for the gross national product as reported by the United States Department of Commerce or its successor agency, or if such index is no longer published, such other index certified to be comparable and appropriate in a Certificate of the Borrower Representative delivered to the Trustee;

(b) a bona fide offer for the purchase of such Property made on an arm’s-length basis within six months of the date of determination, as established in a Certificate of the Borrower Representative delivered to the Trustee; or

(c) a Certificate of the Borrower Representative (whose determination shall be made in good faith) delivered to the Trustee.

“Financed Hangars” means “Hangar 3” and “Hangar 4”, the two new airplane hangars to be constructed and equipped by the Borrower with the proceeds of the Series 2022 Bonds and to be located at Gallatin Field (Bozeman Yellowstone International Airport (BZN)) in Belgrade, Gallatin County, Montana, on the land subject to the Ground Lease.

“Financing Documents” means the Account Control Agreement, this Agreement, the Deed of Trust, the Continuing Disclosure Agreement, the Purchase Contract, the Security Agreement, the Aircraft Security Agreements, the Ground Lease, the Subordination, Non-Disturbance and Attornment Agreement, the BAG Holdings Guaranty, the BAG Holdings Security Agreement, the BAG Holdings Account Control Agreement, and the other documents relating to the Bonds and the Collateral Property to which the Borrowers are a party, as the same may be amended or supplemented from time to time.

“Financial Product Extraordinary Payments” means payments required to be paid to a counterparty by a Borrower pursuant to a Financial Products Agreement in connection with the termination thereof and any other payments or indemnification obligations to be paid to a counterparty by a Borrower under a Financial Products Agreement, that are not Financial Product Payments.

“Financial Product Payments” means payments periodically required to be paid to a counterparty by a Borrower pursuant to a Financial Products Agreement.

“Financial Product Receipts ” means amounts periodically required to be paid to a Borrower by a counterparty pursuant to a Financial Products Agreement.

“Financial Products Agreement” means an interest rate swap, cap, collar, option, floor, forward or other hedging agreement, arrangement or security, however denominated, identified to the Trustee in a Certificate of the Borrower Representative as having been entered into by a Borrower with a Qualified Provider for the purpose of (a) reducing or otherwise managing the Borrower’s risk of interest rate changes or (b) effectively converting the Borrower’s interest rate exposure, in whole or in part, from a fixed rate exposure to a variable rate exposure, from a variable rate exposure to a fixed rate exposure, or from a variable rate exposure to a different variable rate exposure.

“Fiscal Year” means the 12-month period ending on December 31 of each year, or such other 12-month period set forth in a Certificate of the Borrower Representative filed with the Trustee as the fiscal year of the Borrowers for accounting purposes; provided that if the Fiscal Year end is changed, the initial Fiscal Year after such change may be longer or shorter than 12 months.

“Fixtures” means any and all items or fixtures now owned or hereafter acquired by the Mortgagor and that are now or hereafter so attached or affixed to the Real Property, including, but not limited to, any and all heating, plumbing and lighting apparatus, elevators and motors, engines and machinery, electrical equipment, incinerator apparatus, ventilating, air-conditioning and air cooling apparatus, water and gas apparatus, pipes, water heaters, mirrors, mantels, partitions, cleaning, intercom and sprinkler systems, fire extinguishing apparatus and equipment, water tanks, water softeners, carpets, carpeting, storm windows and doors, window screens, screen doors, storm sash, window shades or blinds, awnings, locks, fences, trees, shrubs and all other non-consumable personal property of every kind and nature whatsoever permanently affixed to the Real Property or improvements thereon, including all extensions, additions, improvements, betterments, renewals and replacements of any of the foregoing, all of which are declared and deemed to be fixtures and an accession to the freehold and a part of the realty, as they may at any time exist, exclusive of items of Fixtures released from the lien of the Deed of Trust pursuant to the provisions of the Deed of Trust. Trade fixtures attached or affixed to the Real Property that are used in the business of the Mortgagor and are removable from the Real Property are specifically excluded from the definition of Fixtures in the Deed of Trust.

“Funds” means the Bond Principal Fund, the Bond Interest Fund, the Issuance Expense Fund, the Debt Service Reserve Fund, and the Refunding Fund, or any future fund or account established under the terms of the Indenture.

“GAAP” means generally accepted accounting principles in the United States of America, as modified from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gross Revenues ” means, for any period of calculation, the aggregate, calculated in accordance with GAAP, of all operating and non-operating revenues of the Borrowers, or BAG Holdings, as applicable, on an aggregate basis for which the calculation is made, including, but without limiting the generality of the foregoing, rentals, other operating revenues, unrestricted investment income, net proceeds from business interruption insurance and any Capitalized Interest to be applied during the period of calculation; provided that:

(a) any calculation of the Gross Revenues of one or more Borrowers, or BAG Holdings, as applicable, shall not take into account (i) any items that in the reasonable judgment of the Borrower Representative or BAG Holdings, as applicable, evidenced by a Certificate of the Borrower Representative or BAG Holdings, as applicable, delivered to the Trustee are extraordinary items, or (ii) any revenues derived from Property that secures Nonrecourse Indebtedness but only to the extent such revenue is used to pay principal of and interest on such Nonrecourse Indebtedness, or (iii) any investment income on amounts held in a Debt Service Escrow;

(b) if a Borrower or BAG Holdings, as applicable, is obligated on a Guaranty, and if the Debt Service Coverage Ratio of the Person whose Indebtedness is guaranteed, determined on the basis of the last 12 consecutive month period for which financial statements of such Person have been prepared immediately preceding the date the calculation is made, is at least 1.00 to 1, an amount equal to the percentage of the Annual Debt Service Requirement on the Indebtedness that is guaranteed and required to be included in the Debt Service Requirement is added to the Gross Revenues unless the Borrower or BAG Holdings, as applicable, is then making, or, at any time during the 12- month period preceding the date the calculation is made, has made payments with respect to such Guaranty;

(c) if such calculation of Gross Revenues is being made with respect to the Borrowers, Gross Revenues are calculated in such a manner such that Gross Revenues attributable to transactions between any Borrower and any other Borrower are excluded; and

(d) excluding any unrealized gains or losses on investments, derivative instruments or Financial Products Agreement; other temporary losses on investments; gains or losses from the sale or other disposition of Property; and “Net Philanthropic Activities” as shown on the Borrowers’ or BAG Holdings, as applicable, consolidated statements of operations.

“Ground Lease” means collectively, the Commercial Hangar Ground Lease Agreement, dated February 1, 2021, between the Gallatin Airport Authority, a municipal airport authority and a political subdivision of the State of Montana (the “Airport Authority”), as ground lessor, and BSI 1, as ground lessee (the “Hangar 3 Ground Lease”); and the Commercial Hangar Ground Lease Agreement, dated February 1, 2022, between the Airport Authority, as ground lessor, and Bridger Solutions International, LLC, which was assigned to BSI 2, as ground lessee (the “Hangar 4 Ground Lease”).

“Guaranty” means all obligations of a Borrower guaranteeing in any manner any obligation of any Person that would, if such obligation were the obligation of such Borrower, constitute Indebtedness or a Financial Product Payment.

“IDERA” means each Irrevocable De-Registration and Export Request Authorization, made by a Borrower for the benefit of the Trustee.

“Improvements Fund” means the Improvements Fund created in Section 3.02 of the Indenture.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations to purchase securities or other property that arises out of or in connection with the same, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in, or other relationship with, such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indenture” means the Amended and Restated Trust Indenture, dated as of July 1, 2022, by and between the County and the Trustee, including any amendments or indentures supplemental thereto made in conformity therewith, pursuant to which the Bonds are authorized to be issued and secured.

“Independent Consultant” means a management consultant, bookkeeper or certified public accountant experienced in the management, operation and/or financing of organizations similar to the Borrower, and not objected to in writing by the Majority Bondholder.

“Independent Municipal Finance Consultant” means, as the context requires, a Person that (a) does not have any direct financial interest or any material indirect financial interest in any Borrower or BAG Holdings, or any affiliate thereof, and (b) is not connected with any Borrower or BAG Holdings, or any affiliate thereof, as an officer, employee, promoter, trustee, partner, director or Person performing similar functions, and designated by the Borrower Representative, as applicable, qualified to pass upon questions required by the related certifications and having a favorable reputation for skill and experience in municipal finance advisory services.

“Insurance Consultant” means a Person appointed by the Borrower Representative qualified to survey risks and to recommend insurance coverage for facilities and services of the type involved and having a favorable reputation for skill and experience in such surveys and such recommendations. An Insurance Consultant may be an insurance broker or agent with whom any Borrower transacts business.

“International Registry” means the International Registry of Mobile Assets established and operating under the Cape Town Convention and the Aircraft Protocol (adopted November 16, 2001, as amended).

“Issuance Expense Fund” means the Issuance Expense Fund created in Section 3.02 of the Indenture.

“Late Payment Rate” means 10% per annum.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

“Loan” means, individually and collectively, the loans by the County to the Borrower of the proceeds from the sale of each series of the Bonds pursuant to this Agreement, including the Series 2022 Loan.

“Loan Payments” means those payments required to be paid by the Borrower pursuant to Section 5.1(a) hereof.

“Long-Term Indebtedness” means, with respect to a particular Person or group of Persons, all Indebtedness incurred or assumed by such Person or group of Persons for any of the following:

(a) payments of principal and interest with respect to money borrowed for an original term, or renewable for a period from the date originally incurred, longer than one year;

(b) capitalized rentals under capitalized leases having an original term, or renewable for a period from the date originally incurred, longer than one year;

(c) payments under installment purchase contracts or similar contracts for the purchase or acquisition of Property having an original term in excess of one year; and

(d) any Guaranty of obligations constituting Long-Term Indebtedness, calculated as provided in clause (a) of the definition of “Maximum Annual Debt Service Requirement”.

“Majority Bondholder” means any individual beneficial owner of or owners in the aggregate who together own greater than fifty percent (50%) of the combined aggregate outstanding principal amount of the Bonds.

“Material Adverse Effect” means (a) material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrowers (on a consolidated basis with such Person’s subsidiaries), (iii) a material impairment of the rights and remedies of the Trustee under any financing document, or of the ability of any Borrower to perform its obligations under any financing document, or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower of any financing document.

“Maximum Annual Debt Service Requirement” means the highest Annual Debt Service Requirement becoming due and payable in any Fiscal Year including the Fiscal Year in which the calculation is made or any subsequent Fiscal Year; provided that for the purposes of computing Maximum Annual Debt Service Requirement:

(a) with respect to a Guaranty, there shall be included in the Annual Debt Service Requirement of the Borrowers: 100% of the Borrowers’ maximum possible monetary liability under the Guaranty in any Fiscal Year;

(b) for any Indebtedness (other than Balloon Indebtedness) for which a binding commitment, letter of credit or other arrangement exists providing for (i) the extension of such Indebtedness beyond its original maturity date or (ii) the funding of the purchase of such Indebtedness upon its tender in accordance with its terms, the computation of Maximum Annual Debt Service Requirement shall, at the option of the Borrower Representative, be made on the assumption that such Indebtedness will be amortized in accordance with such credit arrangement;

(c) if interest on Long-Term Indebtedness or Financial Product Payments or Financial Product Receipts are payable pursuant to a variable interest rate formula, the interest rate on such Long-Term Indebtedness for periods when the actual interest rate cannot yet be determined shall be assumed to be equal to the average interest rate per annum in effect (or would have been in effect) throughout the 24 calendar months immediately preceding the date of calculation, all as specified, at the election of the Borrower Representative, in either (i) a Certificate of the Borrower Representative or (ii) a report or letter from an investment banking or financial advisory firm; provided that if a Financial Products Agreement has been entered into in connection with Long-Term Indebtedness for the purpose of effectively converting the interest rate on such Long-Term Indebtedness to a fixed rate of interest (without regard to any basis risk associated with different variable rate indices under such Long-Term Indebtedness and such Financial Products Agreement), the interest rate on such Long-Term Indebtedness for periods when the actual interest rate cannot yet be determined shall be assumed to be equal to the fixed rate of interest specified in such Financial Products Agreement;

(d) if a Debt Service Escrow has been established with a trustee or escrow agent in an amount, together with earnings thereon. sufficient to pay all or a portion of the principal of or interest on Long-Term Indebtedness as it comes due, such principal or interest, as the case may be, to the extent provided for, shall not be included in computations of Maximum Annual Debt Service Requirement;

(e) if money or securities have been set aside in a reserve account with respect to Indebtedness, (i) any scheduled withdrawals shall be assumed to be used to pay such Indebtedness on the dates and in the amounts specified in the Indenture and shall reduce the Annual Debt Service Requirement on such Indebtedness on the dates and in the amounts specified in the Indenture, or (ii) if no scheduled withdrawals have been specified, such reserve account deposits shall be assumed to be used to retire the stated maturities of such Indebtedness in inverse order and shall reduce the Annual Debt Service Requirement on such Indebtedness in accordance with the assumed retirement;

(f) debt service on Long-Term Indebtedness incurred to finance capital improvements shall be included in the calculation of Maximum Annual Debt Service Requirement only in proportion to the amount of interest on such Long-Term Indebtedness payable in the then current Fiscal Year from sources other than the funds held by a trustee or escrow agent for such purpose; and

(g) with respect to Balloon Indebtedness, the interest rate on such Balloon Indebtedness shall be assumed to be the rate the Borrower Representative at the date of computation of the Annual Debt Service Requirement for the Balloon Indebtedness could reasonably expect to borrow by issuing Long-Term Indebtedness with a term of 20 years or such longer term as may be specified in the Balloon Indebtedness (as certified in a Certificate of the Borrower Representative delivered to the Trustee based upon information received by the Borrower Representative from financial institutions such as banks and investment banks), and such Balloon Indebtedness shall be treated as Balloon Indebtedness with substantially level debt service over a period of 20 years or such longer term as may be specified in the Balloon Indebtedness, from the date of incurrence of such Balloon Indebtedness.

“Mortgaged Facilities” means all buildings, structures, additions, improvements, facilities, Fixtures and real property hereafter located in, upon or under the Real Property, together with any substitutions or additions from time to time made thereto, but less any transfers thereof and removals made therefrom in the manner and to the extent permitted in the Deed of Trust or any future mortgage or deed of trust entered into in order to secure a series of Bonds.

“Mortgaged Property” means the property subject to the lien of the Deed of Trust, comprised of the Property, Plant and Equipment of a Borrower or a party to the Deed of Trust, further described as follows:

(a) the Real Property;

(b) the Mortgaged Facilities;

(c) all easements, rights of way or use, licenses, privileges, franchises, servitudes, tenements, hereditaments and all appurtenances now or hereafter belonging to or anywise appertaining to the Secured Property including, without limitation, all right, title and interest in any street, vacated, open or proposed;

(d) all accessions and additions to, substitutions for and replacements of any of the foregoing;

(e) all of the Mortgagor’s right, title and interest under any reciprocal easement agreements, covenants, restrictions, service agreements and other agreements now or hereafter affecting the Secured Property, and all of the Mortgagor’s right, title and interest to any and all representations, warranties and indemnities inuring to the benefit of the Mortgagor and made by predecessors-in-interest to the Mortgagor in respect of the Real Property;

(f) all of the Mortgagor’s right, title and interest in and to all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations, licenses and consents obtained from any governmental authority in connection with the development, use, operation or management of the Secured Property, all construction, engineering, consulting, architectural and other similar contracts concerning the design and construction of the Secured Property, all architectural drawings, plans, specifications, soil tests, appraisals, engineering reports and similar materials relating to all or any portion of the Secured Property and all payment and performance bonds or warranties or guarantees relating to the Secured Property, all to the extent assignable or in which a security interest may be granted; and

(g) all interests, estates or other claims, whether at law or in equity, which the Mortgagor now has or may hereafter acquire in the foregoing.

“Mortgagor” means a Borrower who is the grantor under the Deed of Trust, any future deed of trust entered into to secure Bonds, or a Borrower who is a mortgagor on a mortgage entered into secure Bonds.

“Net Proceeds” means, when used with respect to any insurance payment or condemnation award, the gross proceeds thereof less the expenses (including attorneys’ fees) incurred in the collection of such gross proceeds.

“Nonrecourse Indebtedness” means any Indebtedness secured by a Lien, liability for which is effectively limited to the Property purchased or otherwise acquired with the proceeds of such Indebtedness with no recourse, directly or indirectly, to any other Property of any Borrower or BAG Holdings, as applicable.

“Operating Expenses” means fees and expenses of a Borrower or BAG Holdings, as applicable, including maintenance, repair expenses, utility expenses, administrative and legal expenses, miscellaneous operating expenses, advertising costs, payroll expenses (including taxes), the cost of material and supplies used for current operations of a Borrower or BAG Holdings, as applicable, the cost of vehicles, equipment leases and service contracts, taxes upon the operations of a Borrower or BAG Holdings, as applicable, not otherwise mentioned in this Loan Agreement, charges for the accumulation of appropriate reserves for current expenses not annually recurrent, but which are such as may reasonably be expected to be incurred in accordance with GAAP, all in such amounts as reasonably determined by the Borrower or BAG Holdings, as applicable; provided however, “Operating Expenses” shall not include (i) depreciation and amortization expenses; and (ii) expenditures for capitalized assets.

“Opinion of Counsel” means an opinion in writing of legal counsel, who may be counsel to the County, the Trustee or the Borrower.

“Outstanding” when used with reference to Indebtedness, means, as of any date of determination, all Indebtedness theretofore issued or incurred and not paid and discharged other than: (a) Indebtedness theretofore cancelled by the Trustee or the holder of such Indebtedness or delivered to the Trustee or such holder for cancellation; (b) Indebtedness deemed paid and no longer outstanding as provided in the Indebtedness instrument; (c) any evidence of Indebtedness held by the Borrower; and (d) evidence of Indebtedness and any coupons appurtenant thereto in lieu of which other evidence of Indebtedness has been authenticated and delivered or has been paid pursuant to the provisions of the documents pursuant to which it was issued regarding mutilated, destroyed, lost or stolen evidence of Indebtedness unless proof satisfactory to the Trustee has been received that any such evidence of Indebtedness is held by a bona fide purchaser.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, association, corporation, partnership, joint venture or a government or an agency or a political subdivision thereof.

“Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by any Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

“Property” means, with respect to any Person or group of Persons, any and all rights, titles and interests of such Person or group of Persons in and to any and all property whether real or personal, tangible or intangible and wherever situated, including cash.

“Property, Plant and Equipment” means all Property of any Borrower considered property, plant and equipment of such Borrower under GAAP.

“Qualified Provider” means any financial institution or insurance company that is a party to a Financial Products Agreement if the unsecured long-term debt obligations of such financial institution or insurance company (or of the parent or a subsidiary of such financial institution or insurance company if such parent or subsidiary guarantees the performance of such financial institution or insurance company under such Financial Products Agreement), or obligations secured or supported by a letter of credit, contract, guarantee, agreement, insurance policy or surety bond issued by such financial institution or insurance company (or such guarantor parent or subsidiary), are rated in one of the three highest rating categories (without regard to numerical or similar modifiers) of a national rating agency at the time of the execution and delivery of the Financial Products Agreement.

“Real Property” means the real property described in any Deed of Trust, together with any additions from time to time made thereto, but less any transfers thereof and removals made therefrom in the manner and to the extent permitted in the Deed of Trust and in the Indenture.

“Refunding Fund” means the Refunding Fund created in Section 3.02 of the Indenture.

“Secured Property” means the Mortgaged Facilities and the Real Property.

“Security Agreement” means the Pledge and Security Agreement, dated as of July 1, 2022, from the Borrowers to the Trustee.

“Service Contracts” means, individually or collectively as the context may require, each revenue-producing contract, license, agreement and other instrument that relates to the use and operation of the Aircraft subject to the terms of any Aircraft Contracts (as the case may be), as the same may be amended, restated, replaced, renewed, supplemented, substituted for or otherwise modified from time to time.

“Series 2022 Loan” means the Loan in connection with the Series 2022 Bonds.

“Subordination, Non-Disturbance and Attornment Agreement” means for any series of the Bonds other than the Series 2022 Bonds, any subordination, non-disturbance and attornment agreement, among a Borrower, as tenant, the Airport Authority, as landlord, and the Trustee, in connection with such series of the Bonds; and for the Series 2022 Bonds, means collectively, the Lease Estoppel and Attornment Agreement, dated as of July 1, 2022, among BSI 1, as tenant, the Airport Authority, as landlord, and the Trustee; and the Lease Estoppel and Attornment Agreement, dated as of July 1, 2022, among BSI 2, as tenant, the Airport Authority, as landlord, and the Trustee.

“Taxable Series 2022 Improvements ” means the (1) construction and equipping of the Financed Hangars; (2) acquisition price and finance deposits for new Superscooper firefighting aircraft; (3) financing assets and related working capital previously acquired with equity: (4) refinancing of collateralized financings to facilitate the capital expenditures referenced in (1) through (3); and (5) acquisition of additional capital improvements to further the Borrower’s provision of aerial wildfire solutions.

“Taxable Series 2022 Project” means, collectively, (a) the financing of the Taxable Series 2022 Improvements (and thereby financing the Financed Property); (b) redeeming the 2021 Bonds in whole at a redemption price equal to 103% of the principal amount of each Series 2021 Bond redeemed and accrued interest to the redemption date; (c) funding a debt service reserve; and (d) paying certain issuance costs in connection with the Series 2022 Bonds.

“Trustee” means U.S. Bank Trust Company, National Association, being the paying agent, the registrar and the trustee under the Indenture, or any successor corporate trustee.

“UCC” means the Uniform Commercial Code, as in effect in the State, as from time to time be amended or supplemented or under any present or under any future law of the State relating to the perfection of the security interest created by the Deed of Trust, the Security Agreement or any Aircraft Security Agreement.

“Value” means, when used with respect to Property, the aggregate value of all such Property, with each component of such Property valued, at the option of the Borrower Representative, at either its Fair Market Value or its Book Value.

“Warranties” or “Warranty” means all equipment warranties, warranties of workmanship, and other warranties or guaranties (including product and performance warranties or guaranties) related to the Aircraft and all related equipment.

ARTICLE 2

REPRESENTATIONS

Section 2.1. Representations by the County. The County represents that:

(a) The County is a county and political subdivision duly organized and existing under the laws of the State. The County is authorized by the Act to enter into this Agreement, the Indenture and the Purchase Contract, and to carry out the transactions contemplated hereby and thereby and to carry out its obligations hereunder and thereunder and has duly authorized the execution and delivery of this Agreement, the Indenture and the Purchase Contract.

(b) Consistent with the understanding between the County and the Borrower, the County will loan the Borrower the proceeds of the Series 2022 Bonds to provide for the financing of the Taxable Series 2022 Project.

(c) To finance the Costs of the Project, the County will issue the Bonds in one or more series, in an aggregate principal amount not to exceed $160,000,000. The Bonds shall mature, bear interest, be subject to redemption prior to maturity, be secured and have such other terms and conditions as are set forth in the Indenture.

(d) To finance the Costs of the Taxable Series 2022 Project, the County will issue the Series 2022 Bonds in the aggregate principal amount of $135,000,000. The Series 2022 Bonds shall mature, bear interest, be subject to redemption prior to maturity, be secured and have such other terms and conditions as are set forth in the Indenture.

(e) The County has taken all necessary action and has complied with all provisions of the law required to make this Agreement a valid and binding limited obligation of the County, except to the extent limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, by the application of equitable principles regardless of whether enforcement is sought in a proceeding at law or in equity, or by public policy; as a limited obligation the Series 2022 Bonds shall be payable solely from, and secured by an assignment and pledge by the County to the Trustee of the amounts to be received by the County pursuant to the Loan Agreement and shall never constitute the debt or indebtedness of the County within the meaning of any provision or limitation of the constitution or statutes of the State or of any charter of any political subdivision thereof, including the County, and shall not constitute nor give rise to a pecuniary liability or multiple fiscal year direct or indirect debt or other financial obligation whatsoever of the County or a charge against its general credit or taxing powers.

(f) There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency or public board or body pending or, to the current actual knowledge of the County, threatened against the County which (i) affects or seeks to prohibit, restrain or enjoin the issuance, execution or delivery of the Series 2022 Bonds, the origination of the loan or the lending of the proceeds of the Series 2022 Bonds to the Borrower, or the execution and delivery of the Indenture, this Agreement or the Purchase Agreement, or (ii) affects or questions the validity or enforceability of the Series 2022 Bonds, the Indenture, this Agreement or the Purchase Contract.

(g) Neither the execution and delivery of this Agreement; the Indenture or the Purchase Contract, the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement or the Indenture, conflicts with or results in a breach of any of the terms, conditions or provisions of any restriction or any agreement or instrument to which the County is now a party or by which it is bound or constitutes a default under any of the foregoing or results in the creation or imposition of any prohibited lien of any nature whatsoever upon any of the property or assets of the County under the terms of any instrument or agreement.

Section 2.2. Borrower Entities. For all purposes of this Agreement, including without limitation each representation, warranty and covenant herein made, each use of the singular “the Borrower” shall mean and be deemed to refer to each of BAG; Bridger Air Tanker, LLC, a Montana limited liability company; Bridger Air Tanker 3, LLC, a Montana limited liability company; Bridger Air Tanker 4, LLC, a Montana limited liability company; Bridger Air Tanker 5, LLC, a Montana limited liability company; Bridger Air Tanker 6, LLC, a Montana limited liability company; a Montana limited liability company; Bridger Air Tanker 7, LLC, a Montana limited liability company; a Montana limited liability company; Bridger Air Tanker 8, LLC, a Montana limited liability company; Bridger Solutions International 1, a Montana limited liability company; and Bridger Solutions International 2, LLC, a Montana limited liability company and each such “Borrower entity” hereby makes and undertakes each such representation, warranty and covenant and agrees to be jointly and severally bound thereby and liable therefor for all purposes under applicable law In particular but not in limitation of the foregoing:

(a) Each Borrower entity accepts liability hereunder in consideration of the financial accommodation to be provided by the County under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower entity and in consideration of the undertakings of each Borrower entity to accept joint and several liability for the obligations of each of them. Each Borrower has appointed BAG as its representative to take all necessary actions under this Loan Agreement and all of the other Financing Documents.

(b) Each Borrower entity jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co debtor, joint and several liability with the other the Borrower entities with respect to the payment and performance of all of the obligations of the Borrower under this Agreement, it being the intention of the parties hereto that each of the obligations hereunder shall be the joint and several obligations of the Borrower and each Borrower entity without preferences or distinction among them.

(c) If and to the extent that any Borrower entity shall fail to make any payment with respect to any of the payments due hereunder as and when due or to perform any of the other obligations to be performed hereunder in accordance with the terms thereof, then in each such event, the other the Borrower entities will make such payment with respect to, or perform, such obligation.

(d) The obligations of each Borrower entity under the provisions of this Section 2.2 constitute full recourse obligations of such Borrower entity, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) The provisions of this Section 2.2 are made for the benefit of the County, the Trustee, and their respective successors and assigns, and may be enforced by any such Person from time to time against any Borrower entity as often as occasion therefor may arise and without requirement on the part of such Person first to marshal any of its claims or to exercise any of its rights against any other Borrower entity or to exhaust any remedies available to it against any other Borrower entity or to resort to any other source or means of obtaining payment of any amount or performance of any obligations due hereunder or to elect any other remedy. The provisions of this Section 2.2 shall remain in effect until all the amounts under Section 5.1 and all other obligations shall have been indefeasibly paid and performed in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made under or pursuant to this Agreement is rescinded or must otherwise be restored or returned by the Trustee or other recipient thereof upon the insolvency, bankruptcy or reorganization of any Borrower entity, the provisions of this Section 2.2 will forthwith be reinstated in effect, as though such payment had not been made.

Section 2.3. Representations by the Borrower. The Borrower represents and covenants that:

(a) Each Borrower is an entity duly organized or incorporated and in good standing under the laws of the state in which it is organized and properly registered to do business in the State and the other states in which each such Borrower operates, has power to enter into and to perform and observe the covenants and agreements on its part contained in the Financing Documents and by proper action has duly authorized the execution and delivery of the Financing Documents.

(b) Neither the execution and delivery of this Agreement and the other Financing Documents, the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement and the other Financing Documents violates any law or conflicts with or results in a breach of any of the terms, conditions or provisions of any restriction or any agreement or instrument to which the Borrower is now a party or by which it is bound or constitutes a default under any of the foregoing (or, if there are any conflicts, breaches or defaults, such have been duly waived by the other parties thereto or a duly authorized representative thereof).

(c) The total cost of the Project that is payable from proceeds of the Bonds is hereby determined to be not less than $160,000,000, and the financing of such cost by the County will assist the Borrower in providing facilities for the operations of the Borrower.

(d) The total cost of the Taxable Series 2022 Project that is payable from proceeds of the Series 2022 Bonds is hereby determined to be not less than $135,000,000, and the financing of such cost by the County will assist the Borrower in providing facilities for the operations of the Borrower.

(e) The Borrower intends to operate the Financed Property as a “Project” within the meaning of the Act and has complete lawful authority to operate the Financed Property.

(f) The Loan Payments due under this Agreement are in an amount sufficient to pay the principal of, premium, if any, and interest on the Bonds; and this Agreement requires the Borrower to pay all costs of maintenance, repair, taxes, payments in lieu of taxes, assessments, insurance premiums, trustee’s fees and all other expenses relating to the Collateral Property, so that the County will not incur any expenses on account of such Collateral Property, other than those that are covered by the payments by the Borrower provided for herein.

(g) There are no actions, suits or proceedings or investigations pending or, to the best of the knowledge of the officer executing this Agreement, threatened against the Borrower or the Property of the Borrower or involving the enforceability of the Bonds, this Agreement, the other Financing Documents or the Indenture, at law or in equity, or before or by any governmental authority, except actions which, if adversely determined, would not materially impair the ability of the Borrower to perform its obligations under this Agreement, and to cause to be paid any amounts which may become payable under this Agreement. None of the Borrowers is in default in any material respect under any mortgage, deed of trust, lease, loan or credit agreement, partnership agreement or other instrument to which any Borrower is a party or by which it is bound.

(h) ERISA.

i. As of the Date of Issuance, no Borrower is or will be (i) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Code, (iii) an entity deemed to hold “plan assets” (within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA) of any plans or accounts referenced in clause (i) or (ii), or (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA.

ii. Each Plan is in material compliance with the applicable provisions of ERISA, the Code and other federal or state law. To the best knowledge of any Borrower, each Plan has received a favorable determination letter from the IRS, or can rely on an advisory or opinion letter from the IRS, and no circumstances exist that could materially adversely affect the tax-qualified status of any such Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, each Borrower has fulfilled its obligations, if any, under the minimum funding standards under Sections 412 and 430 of the Code and Section 302 of ERISA with respect to each Plan subject to such minimum funding standards and has not incurred any material liability with respect to any Plan under Title IV of ERISA.

iii. To the best knowledge of each Borrower, with respect to any Plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA), there are no claims (other than routine claims for benefits), lawsuits or actions (including by any Governmental Authority), and there has been no nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) or violation of the applicable fiduciary responsibility rules under ERISA that could reasonably be expected to subject the Authority, on account of the Bonds or execution of the Financing Documents hereunder, to any tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA.

iv. With respect to any Plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) that is subject to Title IV of ERISA: (i) to the best knowledge of each Borrower, no event described in Section 4043(c) of ERISA, other than an event (excluding an event described in Section 4043(c)(1) relating to tax disqualification) with respect to which the thirty (30) day notice requirement has been waived (“Reportable Event”), has occurred for which the PBGC requires 30-day notice; (ii) no action has been taken by any Borrower, or any ERISA Affiliate to terminate any such Plan and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA; and (iii) to the best knowledge of each Borrower, no termination proceeding has been commenced by the PBGC with respect to such Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(i) Each Borrower who is or will be a registered owner of an Aircraft has or will register such Aircraft pursuant to proper registration under Title 49, Subtitle VII of the United States Code, as amended. Each Borrower is a citizen of the United States (as defined in 49 U.S.C. Section 40102(a)(15)) and is eligible to register the aircraft with the FAA pursuant to Part 47 of the Federal Aviation Regulations. Each qualifying Aircraft is or will be registered with the International Registry, but not otherwise registered under the laws of any foreign country.

(j) The Borrowers have disclosed all agreements, instruments and corporate or other restrictions to which it or any of its subsidiaries is subject, and all other matters known to it, that in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information prepared and furnished (whether in writing or orally) by or on behalf of the Borrowers in connection with the transactions contemplated hereby and the negotiation of this Loan Agreement or delivered hereunder or under any other document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There are no facts that the Borrowers have not disclosed to the County in writing that materially and adversely affect or in the future may (so far as the Borrowers can now reasonably foresee) materially and adversely affect the properties, business, prospects, profits, or condition (financial or otherwise) of the Borrowers, or the ability of the Borrowers to perform their obligations under the Financing Documents or any documents or transactions contemplated hereby or thereby.

(k) The officers of the Borrowers executing the Financing Documents are duly and properly in office and fully authorized to execute the same.

(l) The Financing Documents have been duly authorized, and as of the Date of Issuance, will be executed and delivered by the Borrowers.

(m) This Agreement when assigned to the Trustee pursuant to the Indenture and the other Financing Documents will constitute the legal, valid and binding agreements of the Borrowers enforceable against the Borrowers by the Trustee in accordance with their terms for the benefit of the owners of the Bonds, and any rights of the County and obligations of the Borrowers not so assigned to the Trustee constitute the legal, valid, and binding agreements of the Borrowers enforceable against the Borrowers by the County in accordance with their terms; except in each case as enforcement may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, by the application of equitable principles regardless of whether enforcement is sought in a proceeding at law or in equity and by public policy.

(n) The execution and delivery of this Agreement and the Financing Documents, the consummation of the transactions herein and therein contemplated and the fulfillment of or compliance with the terms and conditions hereof and thereof, will not conflict with or constitute a violation or breach of or default (with due notice or the passage of time or both) under the Borrowers’ articles of organization or operating agreements, any applicable law or administrative rule or regulation, or any applicable court or administrative decree or order, or any indenture, mortgage, deed of trust, loan agreement, lease, contract or other agreement or instrument to which any Borrower is a party or by which it or its properties are otherwise subject or bound, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Borrowers, which conflict, violation, breach, default, lien, charge or encumbrance might have consequences that would materially and adversely affect the consummation of the transactions contemplated by this Agreement and the Financing Documents, or the financial condition, assets, properties or operations of the Borrowers.

(o) No consent or approval of any trustee or holder of any indebtedness of any Borrower or any guarantor of indebtedness of or other provider of credit or liquidity to any Borrower, and no consent, permission, authorization, order or license of, or filing or registration with, any governmental authority (except with respect to any state securities or “blue sky” laws) is necessary in connection with the execution and delivery of the Financing Documents, or the consummation of any transaction herein or therein contemplated, or the fulfillment of or compliance with the terms and conditions hereof or thereof, except as have been obtained or made and as are in full force and effect.

(p) All financial statements and information heretofore delivered to the County by the Borrowers, including without limitation, information relating to the financial condition of Borrowers, the partners, joint venturers or members of Borrowers, and/or any guarantor, fairly and accurately present the financial position thereof and all financial statements have been prepared (except where specifically noted therein) in accordance with Generally Accepted Accounting Principles consistently applied. Since the date of such statements, there has been no material adverse change in the financial condition or results of operations of the Borrowers or the other subjects of such statements.

(q) The applicable Borrowers have good and marketable title to the Financed Hangars free and clear from all encumbrances other than Permitted Encumbrances (as defined in the Deed of Trust).

(r) No Borrower is in default (and no event has occurred and is continuing which with the giving of notice or the passage of time or both could constitute a default) (1) under the Financing Documents, or (2) with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or other governmental authority, which default might have consequences that would materially and adversely affect the consummation of the transactions contemplated by the Financing Documents or the Indenture, or the financial condition, assets, properties or operations of the Borrowers.

(s) All tax returns (federal, state and local) required to be filed by or on behalf of the Borrowers have been filed, and all taxes shown thereon to be due, including interest and penalties, except such, if any, as are being actively contested by the Borrowers in good faith, have been paid or adequate reserves have been made for the payment thereof which reserves, if any, are reflected in the audited financial statements described therein. Each Borrower enjoys the peaceful and undisturbed possession of all of the premises upon which it is operating its facilities.

(t) The Borrowers have obtained, or will obtain before they are required, all necessary approvals of and licenses, permits, consents, and franchises from federal, State, county, municipal, or other governmental authorities having jurisdiction over the Financed Hangars for the Borrowers to acquire, construct, renovate, improve, equip and operate, as applicable, the Financed Hangars and for the Borrowers to enter into, execute, and perform their obligations under this Agreement and the other Financing Documents.

(u) The Financed Hangars, as designed and as operated or caused to be operated by the Borrowers and the use of the Financed Hangars meets or will meet all material requirements of law, including requirements of any federal, State, county, city or other governmental authority having jurisdiction over the Financed Hangars or their use and operation.

ARTICLE 3

TERM OF THE AGREEMENT

This Agreement shall remain in full force and effect from the date of delivery hereof until such time as all of the Bonds shall have been fully paid or provision is made for such payment pursuant to the Indenture and all reasonable and necessary fees and expenses of the Trustee accrued and to accrue through final payment of the Bonds, all fees and expenses of the County accrued and to accrue through final payment of the Bonds and all other liabilities of the Borrower accrued and to accrue through final payment of the Bonds under this Agreement and the Indenture have been paid or provision is made for such payments pursuant to the Indenture.

ARTICLE 4

ISSUANCE OF THE SERIES 2022 BONDS

Section 4.1. Agreement To Issue Series 2022 Bonds; Application of Bond Proceeds and Other Money. In order to provide funds to make the Series 2022 Loan for payment of the Taxable Series 2022 Project, the County will sell and cause to be delivered to the original purchaser or purchasers of the Series 2022 Bonds and will make such Series 2022 Loan and deposit or transfer the proceeds of the Series 2022 Bonds (net of underwriting discount and net original issue discount) as follows:

(a) into the Issuance Expense Fund the amount of $1,024,049.50;

(b) into the Debt Service Reserve Fund the amount of $7,762,500.00;

(c) into the Improvements Fund, the amount of $116,127,370.64, for the purpose of funding the Taxable Series 2022 Improvements pursuant to the terms of this Agreement and the Indenture; and

(d) into the Refunding Fund the amount of $7,386,079.86.

Section 4.2. Disbursements.

(a) From the Improvements Fund To the Borrower Representative. The County has, in the Indenture, authorized and directed the Trustee to disburse the amount of $116,127,370.64 of the proceeds of the Series 2022 Bonds from the Improvements Fund to the Borrower Representative for the financing of the Taxable Series 2022 Project. Funding for the Taxable Series 2022 Improvements will be disbursed from time to time pursuant to the Controlled Account subject to the BAG Holdings Account Control Agreement and pursuant to the terms of this Agreement and the Indenture. On the Closing Date, the Controlled Account shall have a balance of at least $42,000,000. The Borrower Representative shall keep and maintain accurate records pertaining to the use of such proceeds of the Series 2022 Bonds and the Borrower Representative shall deliver to the County and the Trustee a certificate containing an accounting of the funding of the Taxable Series 2022 Improvements (1) on a quarterly basis, in the form of and as required by the Continuing Disclosure Agreement, and (2) after the Taxable Series 2022 Improvements have been completed and payment or provision made for payment of the full Costs of the Taxable Series 2022 Project.

The County does not make any warranty either express or implied that the proceeds of the Series 2022 Bonds disbursed to the Borrower Representative pursuant to this Section 4.2 available for payment of the Costs of the Taxable Series 2022 Project will be sufficient to pay such Costs in full, and the Borrower agrees to pay that portion of such Costs in excess of the amount disbursed to the Borrower Representative pursuant to this Section 4.2 from any money legally available for such purpose.

(b) Issuance Expense Fund. The County has, in the Indenture, authorized and directed the Trustee to make payments from the Issuance Expense Fund for the payment of the costs of issuing the Series 2022 Bonds as provided in this Section. Payments shall be made from the Issuance Expense Fund only for paying the costs of legal, accounting, organization, marketing or other special services, rating agency expenses, verification agent expenses and other fees and expenses, incurred or to be incurred by or on behalf of the County, the Trustee or the Borrower in connection with the issuance of the Series 2022 Bonds. The County does not make any warranty either express or implied that the money in the Issuance Expense Fund available for payment of the foregoing costs will be sufficient to pay such costs in full, and the Borrower agrees to pay that portion of such costs in excess of the amount in the Issuance Expense Fund from any money legally available for such purpose. The Borrower shall not be entitled as a result of paying a portion of the issuance expenses pursuant to this Section to any reimbursement therefor from the County, the Trustee or the owners of the Bonds, nor shall it be entitled to any diminution in or postponement of the Loan Payments or other amounts required to be paid under this Agreement. Each payment out of the Issuance Expense Fund shall be made only upon receipt by the Trustee of a requisition signed by an Authorized Representative of the Borrower.

Upon receipt of a certificate signed by an Authorized Representative of the Borrower stating that all such fees and expenses have been paid, the Trustee shall transfer any money remaining in the Issuance Expense Fund to the Bond Interest Fund or the Bond Principal Fund, as directed by the Borrower.

Section 4.3. Obligation of the Borrower To Cooperate in Furnishing Documents to Trustee. The Borrower and the County agree to cooperate with the Trustee in furnishing the documents requested by the Trustee.

Section 4.4. Investment of Money. Any money held as a part of the Funds shall be invested, reinvested and transferred to other Funds by the Trustee as provided in Article 6 of the Indenture and invested only in Permitted Investments.

ARTICLE 5

PROVISIONS FOR PAYMENT

Section 5.1. Loan Payments and Other Amounts Payable.

(a) The Borrower shall pay as repayment of the Loan until the principal of, premium, if any, and interest on the Bonds shall have been paid or provision for the payment thereof shall have been made in accordance with the Indenture, into the Bond Interest Fund on August 15, 2022, 100% of the amount required to pay interest on September 1, 2022, and thereafter, on or before the fifteenth day of each February, May, August, and November during the term of this Agreement, commencing November, 2022, one-half of the amount required to pay the amount of interest which will become due on the Bonds on the next succeeding Interest Payment Date. On or before any redemption date for which request for redemption has been given by the Borrower, the Borrower shall pay as repayment of the Loan for deposit into the Bond Principal Fund an amount of money which, together with other money available therefor in the Bond Principal Fund, is sufficient to pay the principal of and premium, if any, on the Bonds called for optional redemption and for deposit into the Bond Interest Fund an amount of money which, together with other money available therefor in the Bond Interest Fund, is sufficient to pay the interest accrued to the redemption date on the Bonds called for optional redemption. If by the fifth day subsequent to the day on which the Borrower is required to make a payment pursuant to the first sentence of this paragraph the amount held by the Trustee in the Bond Principal Fund and the Bond Interest Fund is insufficient to make the required payments of principal of and interest on the Bonds, the Borrower shall forthwith pay such deficiency as repayment of the Loan for deposit into the Bond Principal Fund or the Bond Interest Fund, as the case may be.

(b) The Borrower shall pay or provide for the payment of all taxes and assessments, general or special, concerning or in any way related to the Property of the Borrower, including the Collateral Property, or any part thereof, during the term of this Agreement and any other governmental charges and impositions whatsoever, and all utility and other charges and assessments, in the manner, at the times and under the conditions more specifically provided in Section 6.2 hereof.

(c) The Borrower agrees to pay to the Trustee the reasonable and necessary fees and expenses of the Trustee, as and when the same become due, upon submission of a statement therefor; provided, that the Borrower may, without creating a default hereunder, contest in good faith any such fees or expenses.

(d) The Borrower will pay the County’s reasonable expenses, including legal and accounting fees, incurred by the County in connection with the issuance of the Bonds and the performance by the County of any and all of its functions and duties under this Agreement or the Indenture, including, but not limited to, all duties which may be required of the County by the Trustee and the owners of the Bonds.

(e) In the event any money in the Debt Service Reserve Fund are transferred to the Bond Principal Fund or the Bond Interest Fund pursuant to Section 3.06 of the Indenture, or in the event the Trustee has notified the Borrower of a deficiency in the Debt Service Reserve Fund pursuant to Section 3.06 of the Indenture, the Borrower shall deposit or cause to be deposited money, in twelve (12) equal monthly installments, into the Debt Service Reserve Fund in an amount equal to the amount required to cause the total amount in the Debt Service Reserve Fund to equal the Debt Service Reserve Requirement.

In the event the Borrower should fail to make any of the payments required by this Section, the item or installment in default shall continue as an obligation of the Borrower until the amount in default shall have been fully paid, and the Borrower agrees to pay the same and, with respect to the payments required by paragraphs (a) and (b) hereof, with interest at the Late Payment Rate or the maximum rate permitted by law if less than such rate. In such an event, the Borrower shall first make the payments required by Section 5.1(a), then Section 5.1(b), then Section 5.1(c), and then Section 5.1(d).

Section 5.2. Payees of Payments. The Loan Payments provided for in Section 5.1(a) hereof shall be paid in funds immediately available to the Trustee for the account of the County and shall be deposited into the Bond Principal Fund or the Bond Interest Fund as appropriate. The payments provided for in Section 5.1(b) hereof shall be paid to the Persons to whom due. The payments to be made to the Trustee under Section 5.1(c) hereof shall be paid directly to the Trustee for its own use. The payments to be made to the County under Section 5.1(d) hereof shall be paid directly to the County for its own use.

Section 5.3. Obligations of Borrower Hereunder Unconditional. The obligations of the Borrower to make the payments required hereunder and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional and are general obligations of the Borrowers payable from all available resources of each of the Borrowers. Each of the Borrowers: (a) will not suspend or discontinue, or permit the suspension or discontinuance of, any payments provided for herein; (b) will perform and observe all of its other agreements contained in this Agreement and the other Financing Documents; and (c) except as provided in Article 11 hereof, will not terminate this Agreement for any cause including, without limiting the generality of the foregoing, any acts or circumstances that may constitute failure to complete the Project and/or the Taxable Series 2022 Project, failure of consideration, eviction or constructive eviction, destruction of or damage to any of the Property, commercial frustration of purpose, or change in the tax or other laws or administrative rulings of or administrative actions by the United

States of America or the State or any political subdivision of either, any failure of the County to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement, whether express or implied, or any failure of the Trustee to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with the Indenture, whether express or implied. Nothing contained in this Section shall be construed to release the County from the performance of any agreements on its part herein contained, and if the County shall fail to perform any such agreement the Borrowers may institute such action against the County as the Borrowers may deem necessary to compel performance; provided that no such action shall violate the agreements on the part of any Borrower contained herein. The Borrowers may, however, at their own cost and expense and in their own name or in the name of the County, prosecute or defend any action or proceeding or take any other action involving third persons which the Borrowers deem reasonably necessary in order to secure or protect its right of possession, occupancy and use of any of the Property and in such event the County hereby agrees to cooperate fully with the Borrowers (without expense to the County).

ARTICLE 6

MAINTENANCE, TAXES AND INSURANCE

Section 6.1. Maintenance and Modifications of the Collateral Property by the Borrower. The Borrower agrees that during the term of this Agreement, the Collateral Property shall be operated and maintained in substantial compliance with all governmental laws, building codes, ordinances, regulations and zoning laws as shall be applicable to the Collateral Property. The Borrowers agree that during the term of this Agreement, they will at their own expense: (a) keep the Collateral Property in as reasonably safe condition as its operations permit; and (b) except to the extent the Borrowers have determined that any portion of the Collateral Property is not useful in its operations, keep the Collateral Property in good repair and in good operating condition, making from time to time all necessary repairs thereto (including external and structural repairs) and renewals and replacements thereof. The Borrowers may, also at their own expense, make from time to time any additions, modifications or improvements to the Collateral Property they may deem desirable for their purposes.

Section 6.2. Taxes, Other Governmental Charges and Utility Charges. The Borrower will pay promptly, as the same become due: (a) all taxes and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Property or any interest therein, or any machinery, equipment or other property installed or brought by the Borrower therein or thereon; (b) all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Property; and (c) all assessments and charges lawfully made by any governmental body for public improvements; provided that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Borrower shall be obligated to pay only such installments as may have become due during the term of this Agreement.

The Borrowers may, at their expense, in good faith contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges contested to remain unpaid during the period of such contest and any appeal therefrom.

Section 6.3. Insurance Required. Throughout the term of this Agreement, the Borrower shall keep the Collateral Property continuously insured against the following risks, paying as the same become due and payable all premiums with respect thereto:

(a) insurance against loss or damage to the Property by all perils, with uniform standard extended coverage endorsement limited only as may be provided in the standard form of extended coverage endorsement at the time in use in the State, to such extent as is necessary to provide for the full insurable value, but with deductible clauses in such amounts as are customary for facilities of similar size and character within the State;

(b) comprehensive general accident and public liability insurance (including coverage for all losses arising from the ownership or use of any vehicle) providing coverage limits (including deductible clauses) of not less than the coverage limits customarily carried by owners or operators of facilities of similar size and character within the State;

(c) fidelity insurance or bonds on those of its officers and employees who handle funds of the Borrower, both in such amounts and to such extent as are customarily carried by organizations similar to the Borrower and operating properties similar in size and character to the facilities of the Borrower; and

(d) workers’ compensation insurance, disability benefits insurance and such other forms of insurance as the Borrower is required by law to provide with respect to the Property.

The insurance policies required by this Section may be evidenced by individual policies or by an umbrella policy. At least every three years from July 1, 2022, the Borrower shall employ, at its expense, an Insurance Consultant to review the insurance coverage required by this Section and to render to the Borrower and the Trustee a report as to the adequacy of such coverage and as to its recommendations, if any, for adjustments thereto. The insurance coverage provided by this Section may be reduced or otherwise adjusted by the Borrower without the consent of the Trustee; provided that all coverages after such reduction or other adjustment are certified by the Insurance Consultant to be adequate and appropriate for facilities of like size and type, taking into account the availability of such insurance, the terms upon which such insurance is available, the cost of such available insurance and the effect of such terms and such cost upon the Borrower’s costs and charges for its services.

If as a result of such review, the Insurance Consultant finds that the existing coverage is inadequate, taking into account the availability of such insurance, the terms upon which such insurance is available, the cost of such available insurance and the effect of such terms and such cost upon the Borrowers’ costs and charges for its services, then the insurance coverage provided by this Section shall be increased or otherwise adjusted by the Borrowers. The insurance coverage required by this Section, and modification thereof permitted or required by this paragraph, shall at all times be adequate and appropriate for facilities of like size and type, taking into account the Borrowers’ particular circumstances, and the Insurance Consultant shall so certify in the report required by the above-insured for all or any part of the foregoing requirements if the Borrowers have received a written evaluation with respect to such self-insurance programs from an Insurance

Consultant stating that such self-insurance is consistent with sound risk management policies. The Borrowers shall pay any fees charged by such Insurance Consultant. Any self-insurance of the Borrowers existing on the date of execution of this Agreement may continue without evidence of compliance with the above requirements unless the periodic report of the Insurance Consultant required by this Section states that such self-insurance is not consistent with sound risk management.

The Borrowers shall deliver to the Trustee: (a) upon the commencement of the term of this Agreement, the originals or certified copies thereof of all insurance policies (or certificates of insurance with respect thereto) which the Borrowers are required to maintain pursuant to this Section, together with evidence as to the payment of all premiums then due thereon; (b) at least thirty (30) days prior to the expiration of any such policies evidence as to the renewal thereof, if then required by this Section, and the payment of all premiums then due with respect thereto; and (c) promptly upon request by the Trustee, but in any case within ninety (90) days after the end of each Fiscal Year, a certificate of an Authorized Representative of the Borrower setting forth the particulars as to all insurance policies maintained by the Borrower pursuant to this Section and certifying that such insurance policies are in full force and effect, that such policies comply with the provisions of this Section and that all premiums then due thereon have been paid.

All insurance policies required by this Section 6.3 shall name the Trustee as an additional insured or loss payee, as applicable, and shall provide that no such policy may be terminated without thirty (30) days’ written notice to the Trustee.

Delivery of reports, recommendations, certificates and other documents to the Trustee pursuant to this Section 6.3 is for safe keeping purposes only and the Trustee’s receipt of the foregoing shall not imply a duty on the part of the Trustee to review, evaluate or analyze the information contained therein.

Section 6.4. Application of Net Proceeds of Insurance. The Net Proceeds of the insurance carried pursuant to paragraph (a) of Section 6.3 hereof shall be applied as provided in Section 7.1 hereof. The Net Proceeds of insurance carried pursuant to paragraphs (b) and (d) of Section 6.3 hereof shall be applied toward extinguishment or satisfaction of the liability with respect to which such insurance proceeds have been paid. The Net Proceeds of the fidelity insurance carried pursuant to paragraph (c) of Section 6.3 hereof shall be held by the Borrower to replace the funds lost.

Section 6.5. Advances by Trustee. In the event the Borrowers shall fail to maintain the full insurance coverage required by this Agreement or shall fail to keep the Collateral Property in as reasonably safe condition as its operating condition will permit, or shall fail to keep the Collateral Property in good repair and good operating condition (except as otherwise herein permitted), the Trustee may (but shall be under no obligation to) take out the required policies of insurance and pay the premiums on the same, or make the required repairs, renewals and replacements. All amounts advanced therefor by the Trustee shall become an additional obligation of the Borrower to the Trustee, which amounts the Borrower agrees to pay on demand together with interest thereon at the Late Payment Rate or the maximum rate permitted by law if less than such rate.

ARTICLE 7

DAMAGE, DESTRUCTION AND CONDEMNATION

Section 7.1. Damage and Destruction. Unless the Borrowers shall have exercised their option to prepay the Loan in full pursuant to Article 11 hereof, if the Collateral Property is destroyed or damaged (in whole or in part) by fire or other casualty, the Borrower Representative shall promptly give written notice thereof to the Trustee. All Net Proceeds of insurance shall, as determined by the Trustee if directed by the Majority Bondholder, either be used to redeem Bonds or be held by the Borrowers in a separate trust account, whereupon: (a) the Borrowers will promptly repair, rebuild or restore the property damaged or destroyed to substantially the same condition as it existed prior to such damage or destruction, with such changes, alterations and modifications (including the substitution and addition of other property) as may be desired by the Borrowers and as will not impair the Borrowers’ ability to operate the Collateral Property in an efficient manner; and (b) the Borrowers will apply so much as may be necessary of the Net Proceeds of such insurance to payment of the costs of such repair, rebuilding or restoration as the work progresses. Any balance of such Net Proceeds remaining after payment of all the costs of such repair, rebuilding or restoration shall be applied on a pro rata basis to redeem Bonds and pay Additional Parity Indebtedness. The portion of any such balance to be used to redeem Bonds shall be transferred to the Bond Principal Fund and applied to the payment of principal of the Bonds. In the event such Net Proceeds are not sufficient to pay in full the costs of such repair, rebuilding or restoration, the Borrower will nonetheless complete the work thereof and will pay any costs thereof in excess of the amount of such Net Proceeds. The Borrowers shall not by reason of the payment of such excess costs be entitled to any reimbursement from the County, the Trustee or the owners of the Bonds or any postponement, abatement or diminution of the Loan Payments and other payments required to be made under this Agreement.

Section 7.2. Condemnation. Unless the Borrowers shall have exercised their option to prepay the Loan in full pursuant to Article 11 hereof, in the event that title to, or the temporary use of, the Collateral Property or any part thereof shall be taken under the exercise of the power of eminent domain, the Borrowers shall be obligated to continue to make the Loan Payments and other payments required to be made under this Agreement. In the event that the Net Proceeds from any award made in such eminent domain proceedings is less than $500,000, all of such Net Proceeds shall be paid to the Borrowers and shall be held or used by the Borrowers for such purposes as the Borrower Representative, in its discretion, may deem appropriate. In the event that the Net Proceeds from any award made in such eminent domain proceedings is $500,000 or more, all of such Net Proceeds shall be paid to and held by the Borrowers in a separate trust account for the equal benefit of the Bondholders and holders of Additional Parity Indebtedness, to be applied to one or more of the following purposes as shall be directed by the Borrower Representative:

(a) The restoration of the Collateral Property to substantially the same condition as it existed prior to such condemnation.

(b) The acquisition, by construction or otherwise, of other improvements suitable for operation of firefighting activities.

(c) The redemption of the Bonds and payment of Additional Parity Indebtedness on a pro rata basis in proportion to the Outstanding principal amounts thereof; provided that such condemnation award may be applied for such redemption and payment only if (i) all Net Proceeds of such award shall be so applied; and (ii) all of the Bonds are to be redeemed in accordance with the Indenture upon exercise of the option to prepay the Loan in full provided for in Article 11 hereof and all of the Additional Parity Indebtedness is to be paid; or in the event that less than all of the Bonds are to be redeemed and less than all Additional Parity Indebtedness is to be paid, the Borrower Representative shall furnish to the Trustee a written certificate stating (A) that the Collateral Property taken by such condemnation proceedings is not essential to the Borrower’s use or occupancy of the Collateral Property; (B) that the Collateral Property taken by such condemnation has been restored to a condition substantially equivalent to its condition prior to the taking by such condemnation proceedings; or (C) that improvements have been acquired which are suitable for operation as firefighting facilities.

In the event the Borrower Representative elects either of the options set forth in paragraph (a) or (b) of this Section, the Borrowers will apply so much as may be necessary of the Net Proceeds of such condemnation award to payment of the costs of such restoration, acquisition or construction, as the work progresses.

In the event the Borrower Representative elects either of the options set forth in paragraph (a) or (b) of this Section, and the Net Proceeds received from eminent domain are insufficient to pay in full the cost of restoring, acquiring or constructing improvements of substantially the same condition as the Collateral Property prior to the taking, the Borrowers will nonetheless complete the work thereof and will pay any costs thereof in excess of such Net Proceeds. The Borrowers shall not by reason of the payment of such excess costs be entitled to any reimbursement from the County, the Trustee or the owners of the Bonds or any postponement, abatement or diminution of the Loan Payments and other payments required to be made under this Agreement.

Unless the Borrower Representative has exercised the Borrowers’ option to prepay the Loan in full pursuant to Article 11 hereof, within 90 days from the date of a final order in any eminent domain proceeding granting condemnation, the Borrower Representative, on behalf of the Borrowers, shall direct the Trustee in writing which of the ways specified in this Section the Borrowers elect to have applied the Net Proceeds of the condemnation award. Any balance of the Net Proceeds of the award in such eminent domain proceedings remaining after payment of all the costs of such restoration, acquisition and construction shall be applied to redeem Bonds and pay Additional Parity Indebtedness on a pro rata basis in proportion to the Outstanding principal amounts thereof. The portion of any such balance to be used to redeem Bonds shall be transferred to the Bond Principal Fund and applied to the payment of the principal of the Bonds.

Section 7.3. Borrowers Entitled to Certain Net Proceeds. The Borrowers shall be entitled to the Net Proceeds of any insurance payment or condemnation award or portion thereof attributable to damage or destruction or takings of their Property that is not included in the Collateral Property; provided that any such funds shall constitute Gross Revenues.

Section 7.4. No Change in Loan Payments. All buildings, improvements and equipment acquired in the repair, rebuilding or restoration of the Collateral Property shall be deemed a part of the Collateral Property and shall be available for use and occupancy by the Borrower without the payment of any payments hereunder other than the Loan Payments and other payments required to be made under this Agreement, to the same extent as if they were specifically described herein.

Section 7.5. Investment of Net Proceeds. Any Net Proceeds of insurance payments or condemnation awards held by the Borrowers pending restoration, repair or rebuilding shall be invested by the Borrowers in any investments then permitted for Borrowers’ money. Any earnings or profits on such investments shall be considered part of the Net Proceeds.

ARTICLE 8

SPECIAL COVENANTS

Section 8.1. No Warranty of Condition or Suitability by the County. The County makes no warranty, either express or implied, as to the Taxable Series 2022 Project or that it will be suitable for the Borrowers’ purposes or needs.

Section 8.2. No Consolidation, Merger, Sale or Conveyance. The Borrowers agree that during the term of this Agreement they will each maintain their corporate existence and will continue to be duly qualified to do business in the State, will not merge or consolidate with, or sell or convey all or substantially all of the Property to, any Person.

Notwithstanding any other provision of this Agreement, BAG agrees that during the term of this Agreement it shall not (a) transfer or otherwise dispose of its membership interests in BAT, Bridger Solutions International, LLC or Mountain Air, LLC, or (b) permit Bridger Solutions International, LLC or Mountain Air, LLC to convey, sell or otherwise dispose of any of its Property other than to any entity owned or controlled by a Borrower.

Notwithstanding any other provision of this Agreement, BAT agrees that during the term of this Agreement it shall not convey, sell or otherwise dispose of any of its Property other than to any entity owned or controlled by a Borrower.

Section 8.3. Further Assurances. The County and the Borrower agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the intention of or facilitating the performance of this Agreement.

Section 8.4. Financial Reporting. The Borrowers covenant that they will keep or cause to be kept proper books of records and accounts in which full, true, and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Borrowers in accordance with GAAP, consistently applied, except as may be disclosed in the notes to the audited financial statements referred to in subparagraph (c) below, and will furnish or cause to be furnished to the Issuer and the Trustee:

(a) Internally prepared consolidated quarterly financial statements of BAG Holdings and the Borrowers of at least statements of financial position (balance sheets and income statements) and cash flow statements, as soon as practicable after they are available but in no event more than 45 days after the completion of such quarterly fiscal period, in the form and containing the information required by the “Quarterly Reports” to be delivered by the Borrower pursuant to Section 3(a)(2) of the Continuing Disclosure Agreement, which quarterly financial statements will be prepared and delivered commencing with the quarter ending June 30, 2022.

(b) As soon as practicable after it is available, but in no event more than 150 days after the end of the Fiscal Year ending December 31, 2022, and 120 days after the end of every Fiscal Year thereafter, a financial report for the preceding Fiscal Year certified by a firm of Independent certified public accountants covering the operations of the Borrowers for such Fiscal Year on a consolidated basis with BAG Holdings, in the form and containing the information required by the “Annual Reports” to be delivered by the Borrower pursuant to Section 3(a)(1) of the Continuing Disclosure Agreement, together with a separate written statement of the Accountants that such Accountants have obtained no knowledge of any default by the Borrower in the fulfillment of any of the terms, covenants, provisions, or conditions of the Loan Agreement insofar as they relate to accounting matters, or if such Accountants have obtained knowledge of any such default or defaults, they are obligated to disclose in such statement the default or defaults and the nature thereof (but such Accountants are not to be liable directly or indirectly to anyone for failure to obtain knowledge of any default).

(c) At or before the time of delivery of the financial reports referred to in subsection (a) or (b) above, a Certificate of the Borrower Representative, which may be substantially in the form attached as (i) Exhibit D to the Continuing Disclosure Agreement (in connection with the financial reports referred to in such subsection (a), and (ii) Exhibit B to the Continuing Disclosure Agreement (in connection with the financial reports referred to in such subsection (b), stating that the Borrower Representative has made a review of the activities of the Borrower during the preceding Fiscal Year or preceding period, as the case may be, for the purpose of determining whether or not the Borrowers have complied with all of the terms, provisions, and conditions of this Agreement and the other Financing Documents and that the Borrowers have kept, observed, performed, and fulfilled each and every covenant, provision, and condition of this Agreement on their part to be performed and is not in default in the performance or observance of any of the terms, covenants, provisions, or conditions of the Loan Agreement, or if the Borrowers are in default such Certificate will specify all such defaults and the nature thereof.

(d) Such additional information as the Trustee may reasonably request concerning the Borrowers in order to enable the Trustee to determine whether the covenants, terms, and provisions of the Loan Agreement have been complied with by the Borrowers and for that purpose all pertinent books, documents, and vouchers relating to the business, affairs, and property (other than donor and personnel records) of the Borrowers will, to the extent permitted by law, at all times during regular business hours be open to the inspection of any accountant or other agent (who may make copies of all or any part thereof) as is from time to time designated and compensated by the Trustee.

Without limiting the foregoing, the Borrowers will permit, upon reasonable notice, the Trustee (or such persons as the Trustee may designate) to visit and inspect the Collateral Property and to discuss the affairs, finances, and accounts of the Borrowers with its officers and Independent Accountants, all at such reasonable times and locations and as often as the Trustee may reasonably desire of the Borrowers agree that they will have their books and records audited annually by an Independent Accountant as soon as practicable after the close of each Fiscal Year, and shall furnish within 180 days after the end of each Fiscal Year to the Trustee a copy of the consolidated audit report of the Borrowers.

Section 8.5. Financial Statements. Each Borrower agrees that it will maintain proper books of records and accounts with full, true and correct entries of all of its dealings substantially in accordance with GAAP.

Section 8.6. Release and Indemnification Covenants. Each Borrower agrees to protect and defend the County, the Trustee, the members, servants, officers, employees and other agents, now or hereafter, of the County and the Trustee (collectively, the “Indemnified Parties”), and further agrees to hold the aforesaid harmless from any claim, demand, suit, action or other proceeding whatsoever (except for any intentional misrepresentation or any willful and wanton misconduct of the aforesaid) by any person or entity whatsoever except the County or the Trustee, as applicable, arising or purportedly arising from this Agreement, the other Financing Documents, the Indenture, the Bonds or the transactions contemplated thereby (including, but not limited to, any actions or omissions with respect to any reoffering of the Bonds), the Project, the Taxable Series 2022 Project and the ownership or the operation by the Borrower of the Property.

Each Borrower releases the Indemnified Parties from, agrees that the Indemnified Parties shall not be liable for, and agrees to hold the Indemnified Parties harmless against any expense or damages (including, but not limited to, reasonable attorneys’ fees) incurred because of any lawsuit commenced as a result of action taken by the Indemnified Parties (except for any intentional misrepresentation or any willful and wanton misconduct of the aforesaid) with respect to this Agreement, the other Financing Documents, the Indenture, the Bonds, the Project, the Taxable Series 2022 Project or any part of the Property and the County or the Trustee, as applicable, shall promptly give written notice to the Borrowers with respect thereto. The Indemnified Parties have the right to retain, at the Borrowers’ expense, separate counsel in any lawsuit if the Indemnified Parties reasonably conclude that a potential conflict of interest exists between the Indemnified Parties and any named party. Notwithstanding any provision to the contrary in this Agreement, all covenants, stipulations, promises, agreements and obligations of the County contained herein shall be deemed to be the covenants, stipulations, promises, agreements and obligations of the County and not of any member, officer, employee or other agent of the County in his or her individual capacity, and no recourse shall be had for the payment of the principal of, premium, if any, or interest on the Bonds or for any claim based thereon or hereunder against any member, officer, employee or other agent of the County or any natural person executing the Bonds.

The foregoing release, protection, defense, hold harmless and indemnification provisions shall not apply to any claim, proceeding or action instituted by any Borrower against the County or the Trustee relating to any warranty, representation, covenant or obligation of the County or the Trustee under this Agreement, the other Financing Documents, or the Indenture if it is ultimately determined by a court or government agency (from which an appeal is not available or with respect to which the time for appeal has expired) that the County or the Trustee breached or violated any such warranty, representation, covenant or obligation.

The indemnification arising under this Section shall continue in full force and effect notwithstanding the full payment of all obligations under this Agreement or the termination of this Agreement for any reason.

Section 8.7. Authority of Authorized Representative of the Borrower Representative. Whenever under the provisions of this Agreement or the Indenture the approval of a Borrower is required, or the County or the Trustee is required to take some action at the request of the Borrower Representative, such approval or such request shall be made by the Authorized Representative of the Borrower Representative unless otherwise specified in this Agreement or the Indenture. The County or the Trustee shall be authorized to act on any such approval or request and the Borrower Representative shall have no complaint against the County or the Trustee as a result of any such action taken in accordance with such approval or request. The execution of any document or certificate required under the provisions of this Agreement or the Indenture by an Authorized Representative of the Borrower Representative in a Certificate shall be on behalf of the Borrowers and shall not result in any personal liability of such Authorized Representative.

Section 8.8. Authority of Authorized Representative of the County. Whenever under the provisions of this Agreement or the Indenture the approval of the County is required, or the Borrower or the Trustee is required to take some action at the request of the County, such approval or such request shall be made by the Authorized Representative of the County unless otherwise specified in this Agreement or the Indenture. The Borrower or the Trustee shall be authorized to act on any such approval or request and the County shall have no complaint against the Borrowers or the Trustee as a result of any such action taken in accordance with such approval or request. The execution of any document or certificate required under the provisions of this Agreement or the Indenture by an Authorized Representative of the County shall be on behalf of the County and shall not result in any personal liability of such Authorized Representative.

Section 8.9. Licenses and Qualifications. The Borrowers will do all things necessary to obtain, renew and secure all permits, licenses and other governmental approvals and to comply with such permits, licenses and other governmental approvals necessary for operation of their facilities including the Collateral Property.

Section 8.10. Limitations on Incurrence of Additional Indebtedness. Each Borrower covenants that it will not incur any additional Indebtedness, except as follows:

(a) Additional Indebtedness in an aggregate stated principal amount for the Borrower and BAG Holdings not to exceed $40,000,000, which may be Additional Parity Indebtedness (subject to an Intercreditor Agreement entered into and meeting the requirements of Section 8.3 of the Indenture), if prior to the date of incurrence of such Additional Indebtedness there is delivered to the Trustee a Certificate of the Borrower Representative certifying that (I) the Borrowers on a consolidated basis with BAG Holdings have maintained a Debt Service Coverage Ratio of not less than 2.00 to 1.00 as of the last day of the most recently ended fiscal quarter for the period consisting of the four consecutive quarters ending on such day if based on unaudited consolidated financial statements of the Borrowers on a consolidated basis with BAG Holdings, and as of the last day of the Fiscal Year if based on audited financial statements, and (II) the Borrowers on a consolidated basis with BAG Holdings have maintained a ratio of net debt (calculated by subtracting the Borrowers’ on a consolidated basis with BAG Holdings’ total cash and cash equivalents from its total short-term and long-term Indebtedness) to earnings before interest, taxes, depreciation, and amortization (EBITDA) of less than 4.00 to 1.00 as of the last day of the most recently ended fiscal quarter for the period consisting of the four consecutive quarters ending on such day, if based on unaudited consolidated financial statements of the Borrowers on a consolidated basis with BAG Holdings, and as of the last day of the Fiscal Year if based on audited financial statements.

(b) Liabilities (other than for borrowed money and other than rents payable under lease agreements) incurred in the regular course of operations;

(c) Reimbursement and other obligations arising under reimbursement agreements relating to letter of credit or similar credit facilities used to secure or provide liquidity in connection with Indebtedness;

(d) Contractual liabilities for which money is available; and

(e) Liabilities for contributions to self-insurance programs.

(f) Additional Parity Indebtedness in the form of a loan from the County to the Borrowers of the proceeds from the sale of a third series of the Bonds (the “Series 2022B Bonds”), proceeds of which shall be used to complete the Taxable Series 2022 Improvements, provided that the following conditions are met:

(1) The original aggregate principal amount of the Series 2022 Bonds and the Series 2022B Bonds shall not exceed $160,000,000;

(2) The Series 2022B Bonds shall be sold pursuant to Purchase Contract by and among the County, the Borrowers and D.A. Davidson & Co., as representative for the underwriters, no later than 60 days after the Date of Issuance of the Series 2022 Bonds;

(3) The Series 2022B Bonds shall be sold on the same terms as the Series 2022 Bonds, and any terms (including but not limited to price, coupon, and redemption provisions) of the Series 2022B Bonds that are more favorable to the holders of the Series 2022B Bonds than to the holders of the Series 2022 Bonds, shall inure to the benefit of the Series 2022 Bonds, by amendments or supplements to the Indenture, this Agreement and the other Financing Documents, as applicable;

(4) The Series 2022B Bonds shall not be purchased, traded or put on the balance sheet of D.A. Davidson & Co., any other broker dealer or any banking institution;

(5) The Series 2022B Bonds shall not be purchased or held by BAG Holdings or any affiliate or subsidiary of BAG Holdings;

(6) The Series 2022B Bonds shall not be transferred by any holder thereof during the six month period beginning on the Date of Issuance of the Series 2022B Bonds; and

(7) Prior to the issuance of the Series 2022B Bonds, the Borrower Representative shall provide to the Trustee a certificate of an Independent Municipal Finance Consultant certifying that (a) the proposed terms of the Series 2022B Bonds are same terms as the Series 2022 Bonds prior to the issuance of the Series 2022B Bonds, or (b) certain proposed terms of the Series 2022B Bonds are more favorable to the purchasers thereof than the terms of the Series 2022 Bonds, with such certification identifying such terms. In the event such certificate identifies terms of the Series 2022B Bonds that are more favorable to the purchasers thereof than the terms of the Series 2022 Bonds, any and all amendments to Financing Documents necessary to satisfy Section 8.10(e)(3) above shall be a condition precedent to the issuance of the Series 2022B Bonds.

Section 8.11 No Default Certificate. At the time of delivery of the audited financial statements required in Section 8.4 above for each Fiscal Year, the Borrower Representative shall furnish to the Trustee a Certificate of an Authorized Representative on behalf of the Borrowers stating that no event of default under Section 10.1 hereof has occurred and is continuing and that such Authorized Representative has no knowledge after due inquiry of an event which with the passage of time or the giving of notice, or both, would constitute an event of default under Section 10.1 hereof or describing any such event of default or event known, after due inquiry, to such Borrower Representative.

Section 8.12. Financing Statements and other Evidence of Liens. The Borrower Representative agrees that it will, on behalf of all of the Borrowers, at the Borrowers’ sole expense, file or cause to be filed any financing statements and continuation statements naming the Borrower BAG Holdings, as applicable, as debtor to perfect the security interest granted to the Trustee under the Indenture, the Deed of Trust, the Security Agreement, any Aircraft Security Agreement and the other Financing Documents and the payments to be made hereunder.

Section 8.13. Licenses and Qualifications. The Borrowers will do, or cause to be done, all things necessary to obtain, renew and secure all permits, licenses and other governmental approvals and to comply, or cause its lessees to comply, with such permits, licenses and other governmental approvals necessary for operation of the Collateral Property as contemplated by the Act.

Section 8.14. Sale, Lease or other Disposition of Property. Each Borrower shall have the right to sell, lease or otherwise dispose of all or any part of the Property other than the Collateral Property; provided, however, that the terms and provisions of any such sale, lease or other disposition will allow the Borrowers to comply with the provisions of this Agreement.

Section 8.15. Financial Covenants.

(a) Debt Service Coverage Ratio.

(i) Beginning with the fiscal quarter ending December 31, 2023. the Borrowers on a consolidated basis with BAG Holdings shall maintain a Debt Service Coverage Ratio not less than 1.25 to 1.00 as of the last day of the most recently ended fiscal quarter for the period consisting of the four consecutive quarters ending on such day, if based on unaudited consolidated financial statements of BAG Holdings, and as of the last day of the Fiscal Year if based on audited financial statements. The Borrowers shall operate in such a manner and, to the extent permitted by applicable law, fix, charge and collect rates, fees and charges, to produce sufficient Gross Revenues so as to be at all relevant times in compliance with this Section.

(ii) If the Borrowers’ Debt Service Coverage Ratio, on a consolidated basis with BAG Holdings, for any fiscal quarter ending on or after December 31, 2023, is less than 1.25:1.00, as calculated above in clause (i), then, the Borrowers will promptly employ an Independent Consultant to review and analyze the operations and administration of the Borrowers, inspect the Collateral Property, and submit to the Borrowers, Majority Bondholder and Trustee written reports, and make such recommendations as to the Borrowers’ operations as such Independent Consultant deems appropriate, including any recommendation as to a revision of the methods of operation thereof. The Borrowers agree to consider any recommendations by the Independent Consultant and, to the fullest extent practicable, to adopt and carry out such recommendations.

(iii) So long as the Borrowers are otherwise in full compliance with their obligations under this Agreement, including following, to the fullest extent practicable, the recommendations of the Independent Consultant, it shall not constitute an event of default under Section 10.1 of this Agreement if the Borrowers’ Debt Service Coverage Ratio, on a consolidated basis with BAG Holdings, for any fiscal quarter ending on or after December 31, 2023, is less than 1.25:1.00, as calculated above in clause (i).

(iv) Notwithstanding the immediately preceding paragraph, regardless of whether the Borrowers have retained an Independent Consultant, if at the end of the fiscal quarter ending December 31, 2023 or any subsequent fiscal quarter, the Borrowers’ Debt Service Coverage Ratio, on a consolidated basis with BAG Holdings, as of the end of such fiscal quarter is less than 1.00:1.00 for such fiscal quarter, as calculated above in clause (i), then it shall constitute an event of default under Section 10.1 of this Agreement.

(b) Liquidity Requirement.

(i) The Borrowers, on an aggregate basis, on a consolidated basis with BAG Holdings, based on the consolidated financial statements of BAG Holdings, shall maintain a minimum liquidity (in the form of Cash and Investments (excluding margin accounts and retirement accounts), of not less than $8,000,000 Cash on Hand at all times, and reported in the Certificate of Borrower Representative to be delivered quarterly pursuant to Section 8.4(c) of this Agreement commencing with the quarter ending September 30, 2022. No funds held by the Trustee in the Funds established under the Indenture shall ever be included in the calculation of Cash on Hand. Such Cash on Hand shall be subject to the Account Control Agreement or the BAG Holdings Account Control Agreement.

(ii) The Borrowers shall operate in such a manner and, to the extent permitted by applicable law, fix, charge and collect rates, fees and charges, to produce sufficient Gross Revenues so as to be at all relevant times in compliance with this Section.

Section 8.16. Compliance with Section 90-5-114 of the Act. The Borrowers have complied with Section 90-5-114 of the Act in connection with the Financed Property to the extent financed with proceeds of the Series 2021 Bonds, and the Borrowers shall comply with the requirements set forth in Section 90-5-114 of the Act and any construction or other contract required to be entered into by a Borrower in order to comply with such provision of the Act shall contain the provisions regarding prevailing wages and preference for Montana law as set forth therein.

Section 8.17. Limitations on Liens. The Borrowers will not create, incur, assume or suffer to exist any Lien upon any of the Collateral Property, other Property, assets or revenues, whether now owned or hereafter acquired, or the Gross Revenues of the Borrowers, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrowers in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days, which are being contested in good faith by appropriate proceedings, or which are bonded or secured against;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers; or

(f) Liens created either before the issuance of the Bonds and disclosed in writing to the Trustee or pursuant to one of the Financing Documents and liens securing Additional Parity Indebtedness.

Section 8.18. Maintenance of Security Interests.

The Borrowers shall, at their expense, take all necessary action to maintain and preserve the lien and security interest of the Deed of Trust, the Account Control Agreement, the BAG Holdings Account Control Agreement, the Security Agreement, any Aircraft Security Agreement, the BAG Holdings Security Agreement, and the other Financing Documents so long as any Bond is Outstanding.

Without limiting the generality of the foregoing, the Borrowers shall, at their expense, take all necessary action to create, maintain and preserve the lien and security interest in any Aircraft that is included in the Collateral Property upon delivery of such Aircraft to the Borrowers, regardless of whether funds in the Controlled Account were used to finance such Aircraft, by executing and delivering an Aircraft Security Agreement relating to such Aircraft.

Without limiting the generality of the foregoing or anything contained in Section 8.4, the Borrowers shall, at their expense, properly maintain all flight logs and maintenance records for all of the Aircraft included in the Collateral Property, and allow such to be inspected by the Trustee upon request. Such flight logs and maintenance records shall be delivered to the Trustee upon the commencement of a foreclosure or other enforcement action under the Security Agreement or any applicable Aircraft Security Agreement.

The Borrowers covenant that, except for Permitted Encumbrances, as defined in the Deed of Trust, they will not mortgage, grant a deed of trust lien upon (other than the Deed of Trust), pledge, grant a security interest in, or make an assignment of any of its revenues or property, including without limitation its accounts, contract rights, general intangibles or the proceeds of any thereof or any of the Secured Property or the proceeds thereof. The Borrowers covenant that, except for Permitted Liens, as defined in the Security Agreement or any Aircraft Security Agreement, they will not pledge, grant a security interest in, or make an assignment of (other than the Security Agreement and the Aircraft Security Agreements) any of its revenues or property, including without limitation its accounts, contract rights, general intangibles or the proceeds of any thereof or any of the collateral secured by the Security Agreement or any Aircraft Security Agreement or the proceeds thereof.

The Borrowers shall, at their expense, deliver to the Trustee on the Date of Issuance a title insurance policy or endorsement thereto insuring the Trustee against title losses with respect to the Mortgaged Property in an amount not less than the sum of the replacement value of the Mortgaged Facilities, or a commitment therefor, satisfactory to the Trustee (the “Title Policy”) issued by Stewart Title of Southwestern Montana, LLC (the “Title Insurer”).

Section 8.19. Hazardous Materials. The Borrowers covenant, warrant and represent to the County, the Trustee, their successors and assigns, that other in the ordinary course of the Borrowers’ business, (i) that to the best of the Borrower Representative’s knowledge after due inquiry, no dangerous, toxic or hazardous pollutants, chemical wastes or substances as defined in the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), or the Federal Resource Conservation and Recovery Act of 1976 (“RCRA”), or any other federal, state or local environmental laws, statutes, regulations, requirements and ordinances (“Hazardous Substance”) are present on the Mortgaged Property; (ii) that, to the best of the Borrower Representative’s knowledge, after due inquiry, no part of the Secured Property is listed in the United States Environmental Protection Agency’s National Priorities List of Hazardous

Waste Sites or in any list of hazardous waste priorities in the State of Montana; (iii) that the Borrowers shall not store, locate, generate, treat or discharge any Hazardous Substance in, on or from the Secured Property, except in compliance with CERCLA, RCRA, and other applicable federal, state or local environmental laws, statutes, regulations, requirements and ordinances (collectively, “Environmental Regulations”); and (iv) that the Borrowers shall cause all Hazardous Substances found on or in the Secured Property (including Hazardous Substances on the Secured Property on the date of the issuance and delivery of the Series 2022 Bonds or necessary in the ordinary course of the Borrowers’ business for which they have the proper permits) to be properly removed therefrom and properly disposed of to the extent required by and in accordance with all applicable Environmental Regulations and shall comply with all applicable Environmental Regulations with respect to the Secured Property. The Borrowers agree to indemnify and reimburse the County, the Trustee, the registered owners of the Bonds, their successors and assigns, and any successor owner of the Secured Property acquiring title upon foreclosure/reconveyance of the Deed of Trust or deed in lieu of foreclosure, or from any and all demands, costs, expenses, damages or liabilities including, without limitation, attorneys’ fees and court costs, that such party, their agents, successors or assigns, may incur or be put to as a result of the presence of, suspected presence of, any claim asserting the presence of, or release or suspected release of any Hazardous Substance on or from the Secured Property, whether into the air, soil, surface water or groundwater at the Secured Property, or any other violation of applicable law, or for any breach of these representations and warranties and from any loss, damage, expense or cost arising out of or incurred by them or any of them which is a result of a breach, misstatement of or misrepresentation of the above covenants, representations and warranties, together with all attorneys’ fees incurred in connection with the defense of any action against the County or the Trustee arising out of the above, or actions taken by the Trustee to confirm the absence thereof, unless caused by the Trustee, as mortgagee. Promptly after receipt by a person or party indemnified hereunder of notice of commencement of any action in respect of which indemnity may be sought against the Borrowers under this Section, such person or party will notify the Borrower Representative in writing of the commencement thereof and, subject to the provisions hereinafter stated, the Borrowers shall assume the defense of such action (including the employment of counsel, who shall be counsel satisfactory to the Borrower Representative and the indemnified person or party) insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against the Borrowers. The indemnified person or party shall have the right to employ separate counsel in any such action, and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Borrowers. The Borrowers shall not be liable to indemnify any person or party for any settlement of any such action effected without its prior written consent. These covenants, representations and warranties are for the benefit of the County and the Trustee, the registered owners of the Bonds, their successors and assigns, and any successor owner of the Secured Property acquiring title upon foreclosure/reconveyance of the Deed of Trust or deed in lieu of foreclosure, and shall be deemed to survive the payment of the Bonds and the foreclosure, reconveyance, termination, or release of the Deed of Trust.

Section 8.20. Continuing Disclosure. The Borrower shall comply with its obligations under the Continuing Disclosure Agreement; provided however that failure to comply is not an “event of default” under Section 10.1(b) hereof.

Section 8.21. Business; Licenses; Intellectual Property. No Borrower is a party to or subject to any agreement or restriction that could reasonably be expected to result in a Material Adverse Effect. Each of the Borrowers has obtained any and all licenses (including licenses with respect to the Aircraft required by the FAA and other governmental requirements), certificates (other than the Certificate of Airworthiness for the Aircraft issued by the FAA), permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its assets and properties which Borrower deems reasonably necessary for the conduct of its business. Each of the Borrowers possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other Person. All of the foregoing are in full force and effect and none of the foregoing are in known conflict with the rights of others.

Section 8.22. Aircraft Contracts. Throughout the term of this Agreement, each applicable Borrower shall promptly provide to the Trustee within thirty (30) days after written request (i) true and correct copies of all Aircraft Contracts and, if any, guarantees thereof; (ii) each Borrower’s standard form of Aircraft Contract; and (iii) estoppel certificates and subordination agreements, from such Person(s) that are a party to such Aircraft Contract as necessary.

Section 8.23. Maintenance and Operation of the Aircraft; Compliance with Warranties. At all times, each applicable Borrower shall, at such Borrower’s own cost and expense, maintain the Aircraft in good order and repair (ordinary wear and tear excepted) and in airworthy condition in accordance with the terms of the Financing Documents, all applicable FAA regulations and requirements, including, without limitation, the Federal Aviation Regulations Parts 91, 135, or 137, as applicable, and each manufacturer’s manual, instructions for continued airworthiness and service bulletins (mandatory and non-mandatory) which relate to airworthiness. At all times, each applicable Borrower shall at such Borrower’s own cost and expense, cause to be performed all required inspections, maintenance, modifications and repairs of the Aircraft, which shall be performed by FAA-authorized personnel in compliance with FAA rules and regulations. At all times, each applicable Borrower shall cause the Aircraft to be operated in accordance with all applicable FAA regulations and guidance and other governmental requirements. Each applicable Borrower shall remain, and shall cause each Aircraft to remain, in compliance with each Warranty and shall provide all such reports and registrations, and shall take all such actions as are required by the terms of each Warranty.

Section 8.24. Inconsistent Agreements. None of the Borrowers will enter into or permit to exist any agreement or arrangement which would restrict in any material respect the ability of any Borrower to fulfil its obligations under this Agreement or any of the other Financing Documents.

Section 8.25. Margin Stock; Governmental Regulation. No Borrower will borrow under this Agreement for the purpose of buying or carrying any “margin stock”, as such term is used in Regulation U and related regulations of the Board of Governors of the Federal Reserve System, as amended from time to time. No Borrower owns any “margin stock”. The Borrowers are not engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock”. The Borrowers are not subject to regulation, the Federal Power Act, the Investment Company Act of 1940, or any other federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

Section 8.26. Flight Logs and Maintenance Records. At the request of the Trustee, the Borrowers shall provide to Trustee copies of all flight logs and maintenance records for the Aircraft. In addition, the Borrower shall deliver to the Trustee any required Certificate of Airworthiness for an Aircraft which is issued by the FAA.

Section 8.27. Service Contracts. The Borrowers shall deposit all revenue received from any Service Contract into an account subject to the Account Control Agreement. The Borrowers shall provide to the Trustee, upon its request or the request of the Majority Bondholder, (i) a detailed listing of all Service Contracts in effect, and (ii) a detailed contracts in progress report of the Service Contracts, containing such information as reasonably requested by the Lender, including, without limitation, a description of the Service Contract identifying the stand-by revenue amount, the contract value, billings to date, the unfunded amounts remaining.

Section 8.28. No Further Filings. Other than in connection with the Bonds, no Aircraft Contract or management agreement may be filed or recorded at the FAA or registered at the International Registry or notice filed in any UCC filing office.

Section 8.29. Use of Series 2022 Bond Proceeds by Borrowers. The Borrowers shall use the proceeds of the Series 2022 Bonds disbursed to the Borrower Representative pursuant to Section 4.2 of this Agreement (the “Taxable Series 2022 Improvements Funds”) solely for the purpose of paying the costs of the acquisition, construction, installation, equipping, financing or refinancing of the Taxable Series 2022 Improvements. Any such payment shall be made in accordance with the terms of the contracts applicable thereto and in accordance with usual and customary practice under existing conditions. The making of any such payment shall not cause a default by the Borrower in its representations, warranties or covenants under this Agreement.

The Borrowers shall provide to the Title Insurer, any mechanic’s and materialmen’s lien waivers for all work done or material supplied in connection with any of the Financed Hangars, as required by the Title Insurer. In connection with any disbursement of Taxable Series 2022 Improvements Funds for any of the Financed Hangars, the Borrowers shall cause the Title Insurer to provide to the Borrower Representative evidence of an updated title search and/or endorsement to the Title Policy, and if the Title Policy contains a pending disbursement clause, the amount of the Title Policy shall increase by the amount of such disbursement.

The Borrower shall take all steps necessary for the Security Agreement to provide a first priority lien against any Aircraft acquired by the Borrowers with the Taxable Series 2022 Improvements Funds, or acquired with any other funds by the Borrowers subsequent to the Date of Issuance of the Series 2022 Bonds, including but not limited to executing and delivering an Aircraft Security Agreement relating to such Aircraft to the Trustee substantially concurrently with the delivery of such Aircraft to the Borrower.

Section 8.30. Distributions. No Borrower shall make any distribution to any member unless the Borrowers, on a consolidated basis with BAG Holdings, shall have maintained a Debt Service Coverage Ratio not less than 1.50:1.00 as of the last day of the immediately preceding Fiscal Year, as evidenced by a Certificate of the Borrower Representative in the form required by Section 8.11 delivered to the Trustee prior to any such distribution being made; provided, however, that no Borrower shall make any distribution to any member (i) during any period in which an event of default under Section 10.1 of this Agreement has occurred and is continuing or an event has occurred and is continuing which with the giving of notice or the passage of time or both could constitute an event of default under Section 10.1 of this Agreement, or (ii) which would result in an event of default under Section 10.1 of this Agreement. No Borrower shall make any non-cash investments in any Person other than a Borrower.

Section 8.31. Pledge of Gross Revenues. As security for its obligations under this Agreement, each Borrower hereby pledges, assigns and grants to the Trustee a security interest in all of its right, title and interest in all of its Gross Revenues, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Borrower (including under any trade name or derivations thereof), and whether owned or consigned by or to such Borrower, and regardless of where located or the present or future form of such Gross Revenues.

Section 8.32. Additional Collateral Property; Additional Borrowers. Any new Superscooper firefighting aircraft purchased after the Date of Issuance of the Series 2022 Bonds by any Borrower or any other affiliate of any Borrower, regardless of whether such aircraft is included in the Series 2022 Financed Property, shall be pledged as security for the obligations of the Borrowers under this Agreement and shall be included in the Collateral Property. If the entity purchasing any such new Superscooper firefighting aircraft is not a Borrower, the Borrowers shall cause such entity or entities to become a “Borrower” under this Agreement, and shall cause such entity or entities to execute such agreements and documentation deemed necessary by the County and the Trustee, including but not limited to. an Aircraft Security Agreement in connection with each such aircraft.

SECTION 8.33. Account Control Agreement. No Borrower shall maintain any operating account that is not subject to the Account Control Agreement.

ARTICLE 9

ASSIGNMENT AND PLEDGING; REDEMPTION OF BONDS

Section 9.1. Assignment by Borrower. This Agreement may be assigned by the Borrower with the prior consent of the County and the Trustee, subject to each of the following conditions:

(a) No assignment (other than pursuant to Section 8.2 hereof) shall relieve the Borrower from primary liability for any of its obligations hereunder and in the event of any such assignment, the Borrower shall continue to remain primarily liable for payment of the Loan Payments and other payments required to be made under this Agreement and for performance and observance of the other covenants and agreements on its part herein provided.

(b) The assignee shall assume in writing the obligations of the Borrower hereunder to the extent of the interest assigned.

(c) The Borrower shall, within 10 days prior to the delivery thereof, furnish or cause to be furnished to the County and the Trustee a true and complete copy of each such assumption of obligations and assignment.

Section 9.2. Assignment and Pledge by County. The County shall assign certain of its rights and interests in and under this Agreement to the Trustee pursuant to the Indenture as security for payment of the principal of, premium, if any, and interest on the Bonds. The Borrower hereby consents to such assignment.

Section 9.3. Redemption of Bonds. Upon the agreement of the Borrower to deposit money into the Bond Principal Fund and the Bond Interest Fund in an amount sufficient to redeem Bonds subject to redemption, the Trustee, at the request of the Borrower, shall forthwith take all steps (other than the payment of the money required for such redemption) necessary under the applicable redemption provisions of the Indenture to effect redemption of all or part of the then Outstanding Bonds on the redemption date.

ARTICLE 10

EVENTS OF DEFAULT AND REMEDIES

Section 10.1. Events of Default Defined. The following shall be “events of default” under this Agreement and the term “event of default” shall mean, whenever it is used in this Agreement, any one or more of the following events:

(a) Failure by the Borrowers to pay the Loan Payments required to be paid under Section 5.1(A) or 5.1(E) hereof.

(b) Failure by the Borrowers to make any of the payments required under Section 5.1 other than under 5.1(A) or 5.1(E) on or before the date that the payment is due, and shall continue to be in arrears for thirty (30) days after such date.

(c) Failure by the Borrower to observe and perform any covenant, condition or agreement on its part to be observed or performed, other than as referred to in paragraph (a) of this Section, for a period of 30 days after written notice, specifying such failure and requesting that it be remedied, shall have been given to the Borrower by the County or the Trustee; provided, with respect to any such failure covered by this paragraph (C), no event of default shall be deemed to have occurred so long as a reasonable course of action to remedy such failure shall have been commenced within such 30 -day period and shall thereafter be diligently prosecuted to completion and the failure shall be remedied thereby.

(d) Default by the Borrower or BAG Holdings in the payment of any Indebtedness in any amount whether such Indebtedness now exists or shall hereafter be created, and any period of grace with respect thereto shall have expired, or an event of default as defined in any indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness, whether such Indebtedness now exists or shall hereafter be created, shall occur, which default in payment or event of default shall result in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable.

(e) Default by the Borrower in the payment of any Additional Parity Indebtedness in any amount whether such Additional Parity Indebtedness now exists or shall hereafter be created, and any period of grace with respect thereto shall have expired, or an event of default as defined in any indenture or instrument under which there may be issued or by which there may be secured or evidenced any Additional Parity Indebtedness, whether such Additional Parity Indebtedness now exists or shall hereafter be created, shall occur, which default in payment or event of default shall result in such Additional Parity Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable.

(f) The dissolution or liquidation of any Borrower, or failure by any Borrower promptly to lift any execution, garnishment or attachment of such consequence as will impair its ability to carry on its operations at its Property or to make any payments under this Agreement. The phrase “dissolution or liquidation of any Borrower,” as used in this paragraph, shall not be construed to include the cessation of the corporate existence of such Borrower resulting either from a merger or consolidation of such Borrower into or with another corporation or a dissolution or liquidation of such Borrower following a transfer of all or substantially all of its assets under the conditions permitting such actions contained in Section 8.2 hereof.

(g) The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of any Borrower in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of any Borrower or for any substantial part of its Property, or ordering the winding-up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

(h) The commencement by any Borrower of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any Borrower or for any substantial part of its Property, or the making by it of any assignment for the benefit of creditors, or the failure of any Borrower generally to pay its debts as such debts become due, or the taking of corporate action by any Borrower in furtherance of any of the foregoing.

(i) If any representation or warranty made by a Borrower or BAG Holdings in this Agreement or any other Financing Document shall prove at any time to be, in any material respect, incorrect or misleading as of the date made.

(J) Failure by BAG Holdings to make any required payment under the BAG Holdings Security Agreement or BAG Holdings Guaranty.

(K) The exercise by BAG Holdings’ Series C preferred shareholders of their put rights pursuant to the terms of BAG Holdings’ Fifth Amended and Restated Operating Agreement.

(L) The occurrence of an event of default under any of the other Financing Documents, subject to all applicable cure periods in the applicable Financing Document.

The foregoing provisions of this Section 10.1 are subject to the following limitations: If by reason of force majeure the Borrower is unable in whole or in part to carry out its agreements herein contained, other than the obligations on the part of the Borrower contained in Article 5 and in Sections 8.6 and 8.12 hereof, the Borrower shall not be deemed in default during the continuance of such inability. The term “force majeure” as used herein shall mean, without limitation, the following: acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States of America or of the State or any of their departments, agencies or officials, or any civil or military authority, including, without limitation, orders, rules or regulations of any such entities having jurisdiction over the rates and fees charged by the Borrower for its facilities and services; insurrections; riots; epidemics; landslides; lightning; earthquake; fire; hurricane; tornadoes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery, transmission pipes or canals; partial or entire failure of utilities; or any other cause or event not reasonably within the control of the Borrower. The Borrower agrees, however, if possible, to remedy with all reasonable dispatch the cause or causes preventing it from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Borrower, and the Borrower shall not be required to make settlement of strikes, lockouts or other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Borrower unfavorable to the Borrower.

Section 10.2. Remedies on Default. Whenever any event of default referred to in Section 10.1 hereof shall have occurred and is continuing, the County, or the Trustee where so provided herein, may take any one or more of the following remedial steps:

(a) The Trustee (acting as assignee of the County) or the County (in the event of a failure of the Trustee to act under this paragraph unless the Trustee has been so directed by the Majority Bondholder), as and to the extent provided in the Indenture, may declare the Loan Payments payable hereunder for the remainder of the term of this Agreement to be immediately due and payable, whereupon the same shall become due and payable.

(b) The Trustee may take any action permitted under the Indenture with respect to an Event of Default thereunder.

(c) The Trustee (acting as assignee of the County) or the County (in the event of a failure of the Trustee to act under this paragraph unless the Trustee has been so directed by the Majority Bondholder), as and to the extent provided in the Indenture, may take whatever action at law or in equity as may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance or observance of any obligations, agreements or covenants of the Borrower under this Agreement.

Whenever any event of default referred to in Section 10.1(D) or Section 10.1(E) hereof shall have occurred and is continuing, and the Borrower or BAG Holdings, as applicable, elects to repay such defaulted Indebtedness or Additional Parity Indebtedness, the Majority Bondholder

may direct the Trustee to call all of the Series 2022 Bonds for redemption at a redemption price equal to 100% of the principal amount of each Series 2022 Bond redeemed plus any then-applicable premium and accrued interest to the redemption date.

Notwithstanding the foregoing, prior to the exercise by the County or the Trustee of any remedy that would prevent the application of this paragraph, the Borrower may, at any time, pay all accrued payments hereunder (exclusive of any such payments accrued solely by virtue of declaration pursuant to Section 10.2(a)) and fully cure all defaults, and in such event, the Borrower shall be fully reinstated to its position hereunder as if such event of default had never occurred.

In the event that the Borrower fails to make any payment required hereby, the payment so in default shall continue as an obligation of the Borrower until the amount in default shall have been fully paid.

Any proceeds received by the County or the Trustee from the exercise of any of the above remedies, after reimbursement of any costs incurred by the County or the Trustee in connection therewith, shall be applied by the Trustee in accordance with the provisions of the Indenture.

If the County or the Trustee shall have proceeded to enforce their rights under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the County or the Trustee, then and in every such case, the Borrower, the County and the Trustee shall be restored to their respective positions and rights hereunder, and all rights, remedies and powers of the Borrower, the County and the Trustee shall continue as though no such proceedings had been taken.

Section 10.3. No Remedy Exclusive. No remedy herein conferred upon or reserved to the County or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission in exercising any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the County to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than notice required herein or by applicable law. Such rights and remedies given the County hereunder shall also extend to the Trustee and the owners of the Bonds, subject to the Indenture.

Section 10.4. Agreement To Pay Attorneys’ Fees and Expenses. In the event the Borrower should breach any of the provisions of this Agreement and the County or the Trustee should employ attorneys or incur other expenses for the collection of Loan Payments or the enforcement of performance or observance of any obligation or agreement on the part of the Borrower herein contained, the Borrower agrees that it will on demand therefor pay to the County or the Trustee, as the case may be, the reasonable fee of such attorneys and such other reasonable expenses incurred by the County or the Trustee. The obligations of the Borrower arising under this Section shall continue in full force and effect notwithstanding the final payment of the Bonds or the termination of this Agreement for any reason.

Section 10.5. Waiver. In the event any agreement contained in this Agreement should be breached by any party and thereafter waived by any other party, such waiver shall be limited to the particular breach waived and shall not be deemed to waive any other breach hereunder. In view of the assignment of the County’s rights in and under this Agreement to the Trustee under the Indenture, the County shall have no power to waive any event of default hereunder without the consent of the Trustee.

ARTICLE 11

PREPAYMENT OF THE LOAN

Section 11.1. General Option To Prepay the Loan. The Borrower shall have and is hereby granted the option exercisable at any time to prepay all or any portion of the Loan by depositing with the Trustee an amount of money or securities, to the extent permitted by Section 7.01 of the Indenture, the principal and interest on which when due will be equal to (giving effect to the credit, if any, provided by Section 11.2 hereof) an amount sufficient to pay the principal of (in integral multiples of $5,000), premium, if any, and interest on any portion of the Bonds then Outstanding under the Indenture. The exercise of the option granted by this Section shall not be cause for redemption of Bonds unless such redemption is permitted at that time under the provisions of the Indenture and the Borrower specifies the date for such redemption. In the event the Borrower prepays all of the Loan pursuant to this Section, the Borrower shall also pay all reasonable and necessary fees and expenses of the Trustee accrued and to accrue through final payment of the Bonds and all of its liabilities accrued and to accrue hereunder to the County through final payment of the Bonds.

Section 11.2. Prepayment Credits. In the event of prepayment by the Borrower of the Loan in whole, the amounts then contained in the Bond Principal Fund, the Bond Interest Fund and the Issuance Expense Fund shall be credited against the Borrower’s prepayment obligation.

Section 11.3. Notice of Prepayment. In order to exercise the option granted by this Article, the Borrower shall give written notice to the Trustee which shall specify therein the date of making the prepayment, which date shall be not less than 60 days nor more than 90 days from the date the notice is mailed. In the case of any prepayment pursuant to this Article, the Borrower shall make arrangements with the Trustee for giving the required notice of redemption, if any, of any Bonds to be redeemed and, if applicable, shall pay to the Trustee an amount of money sufficient to redeem all of the Bonds called for redemption at the appropriate redemption price on or before the forty-fifth- day prior to the redemption date.

Section 11.4. Use of Prepayment Money. By virtue of the assignment of the rights of the County under this Agreement to the Trustee, the Borrower agrees to and shall pay any amount required to be paid by it under this Article directly to the Trustee (other than amounts to be paid to the County for its own account). The Trustee shall use the money so paid to it by the Borrower (other than amounts to be paid to the Trustee for its own account) to pay the principal of, premium, if any, and interest on the Bonds on regularly scheduled payment dates or, upon direction of the Borrower, to redeem Bonds on the date set for redemption thereof pursuant to Section 11.03 hereof.

ARTICLE 12

MISCELLANEOUS

Section 12.1. Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when mailed by first-class mail, return receipt requested, postage prepaid, addressed as follows:

if to the County, at Gallatin County, Montana, 311 West Main St., Bozeman, Montana 59715, Attention: Finance Director, with a copy to the County Attorney;

if to the Borrowers, at Bridger Aerospace Group, LLC, 90 Aviation Lane, Suite B, Bridger, Montana, 59714, Attention: McAndrew Rudisill, COO, with a copy to the Legal Counsel;

if to the Trustee, at U.S. Bank Trust Company, National Association, 170 S. Main St., Suite 200, Salt Lake City, Utah 84101, Attention: Global Corporate Trust.

A duplicate copy of each notice, certificate or other communication required to be given hereunder by the County or the Trustee shall also be given to the Borrower Representative. The County, the Borrowers and the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 12.2. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the County and the Borrower, and their respective successors and assigns, subject, however, to the limitations contained in Sections 8.2, 9.1, 9.2 and 12.9 hereof.

Section 12.3. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 12.4. Amounts Remaining in Funds. It is agreed by the parties hereto that any amounts remaining in the Funds upon expiration of the term of this Agreement shall belong to and be paid to the Borrower by the Trustee.

Section 12.5. Amendments, Changes and Modifications. Except as otherwise provided in this Agreement or in the Indenture, this Agreement may not be effectively amended, changed, modified, altered or terminated without the written consent of the Trustee.

Section 12.6. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 12.7. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State.

Section 12.8. Cancellation at Expiration of Term of Agreement. Upon the expiration of the term of this Agreement, the County shall deliver to the Borrower any documents and take or cause the Trustee to take such actions as may be necessary to evidence the termination of this Agreement.

Section 12.9. No Pecuniary Liability of County. No provision covenant or agreement contained in this Agreement, or any obligations herein imposed upon the County, or the breach thereof, shall constitute an indebtedness or liability of the County within the meaning of any Montana constitutional provision or statutory limitation or shall constitute or give rise to a pecuniary liability of the County or any member, officer or agent of the County or a charge against the County’s general credit or taxing powers. In making the agreements, provisions and covenants set forth in this Agreement, the County has not obligated itself except with respect to the application of the revenues, as hereinabove provided.

Section 12.10. Captions. The captions and headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

Section 12.11. Payments Due on Holidays. If the date for making any payment or the last date for performance of any act or the exercise of any right, as provided in this Agreement, is not a Business Day, such payments may be made or act performed or right exercised on the next succeeding Business Day unless otherwise provided herein, with the same force and effect as if done on the nominal date provided in this Agreement.

Section 12.12. Electronic Signatures. The parties agree that the electronic signature of a party to this Agreement shall be as valid as an original signature of such party and shall be effective to bind such party to this Agreement. For purposes hereof: (i) “electronic signature” means a manually signed original signature that is then transmitted by electronic means; and (ii) “transmitted by electronic means” means sent in the form of a facsimile or sent via the internet as a portable document format (“pdf”) or other replicating image attached to an electronic mail or internet message.

Section 12.13. Patriot Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Trustee will request documentation to verify its formation and existence as a legal entity. Furthermore, if required by the Patriot Act, the Trustee may request financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Section 12.14. Provision of General Application. Any consent or approval of the County required pursuant to this Agreement shall be in writing and shall not be unreasonably withheld. If such consent or approval is withheld, the County shall state its reasons in writing. The Indenture provisions concerning the Bonds and the other matters therein are an integral part of the terms and conditions of the Loan, and the execution of this Agreement by the Borrower shall constitute the Borrower’s approval of the Indenture to the extent it relates to the Borrower.

IN WITNESS WHEREOF, the County and the Borrowers have caused this Agreement to be executed in their respective corporate names and the County has caused this Agreement to be attested by its duly authorized official, all as of the date first above written.

GALLATIN COUNTY COMMISSION
Gallatin County, Montana

By:	/s/ Joe P. Skinner
Chairman

ATTEST:

By:	/s/ Eric Semerad
Clerk and Recorder

[Signature Page to Loan Agreement Gallatin County, Montana Industrial Development Revenue

and Revenue Refunding Bonds (Bridger Aerospace Group Project), Series 2022

(Taxable)(Sustainability Bonds)]

BORROWER:

BRIDGER AEROSPACE GROUP, LLC

By:	/s/ James Muchmore
James Muchmore, Chief Legal Officer

BRIDGER AIR TANKER, LLC

By:	/s/ James Muchmore
James Muchmore, Chief Legal Officer

BRIDGER AIR TANKER 3, LLC

By:	/s/ James Muchmore
James Muchmore, Chief Legal Officer

BRIDGER AIR TANKER 4, LLC

By:	/s/ James Muchmore
James Muchmore, Chief Legal Officer

BRIDGER AIR TANKER 5, LLC

By:	/s/ James Muchmore
James Muchmore, Chief Legal Officer

BRIDGER AIR TANKER 6, LLC

By:	/s/ James Muchmore
James Muchmore, Chief Legal Officer

BRIDGER AIR TANKER 7, LLC

By:	/s/ James Muchmore
James Muchmore, Chief Legal Officer

BRIDGER AIR TANKER 8, LLC

By:	/s/ James Muchmore
James Muchmore, Chief Legal Officer

BRIDGER SOLUTIONS INTERNATIONAL 1, LLC

By:	/s/ James Muchmore
James Muchmore, Chief Legal Officer

BRIDGER SOLUTIONS INTERNATIONAL 2, LLC

By:	/s/ James Muchmore
James Muchmore, Chief Legal Officer

CONSENTED TO BY:
U.S. BANK TRUST COMPANY, NATIONAL
ASSOCIATION, as Trustee

By	/s/ Brandon Elzinga
Vice President

[Signature Page to Loan Agreement]

EXHIBIT A

DESCRIPTION OF SERIES 2022 FINANCED PROPERTY

(1) The construction and equipping of two new airplane hangars to be constructed and equipped by the Borrower with the proceeds of the Series 2022 Bonds and to be located at Gallatin Field (Bozeman Yellowstone International Airport (BZN)) in Belgrade, Gallatin County, Montana, on the land subject to the Ground Lease (the “Financed Hangars”); (2) the acquisition price and finance deposits for new Superscooper firefighting aircraft; (3) financing assets and related working capital previously acquired with equity; (4) refinancing of collateralized financings to facilitate the capital expenditures referenced in (1) through (3) and (5) the acquisition of additional capital improvements to further the Borrower’s provision of aerial wildfire solutions.

EXHIBIT B

FORM OF AIRCRAFT SECURITY AGREEMENT